Filed Pursuant to Rule 424(b)(2)
Registration No. 333-289967

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement is not an offer to sell, nor does it seek an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 12, 2026

Preliminary Prospectus Supplement To Prospectus dated August 29, 2025

United Mexican States

€     % Global Notes due 2031

€     % Global Notes due 2036

€     % Global Notes due 2040

The  % Global Notes due 2031 (the “2031 notes”) will mature on May  , 2031. The  % Global Notes due 2036 (the “2036 notes”) will mature on May  , 2036. The  % Global Notes due 2040 (the “2040 notes”) will mature on May  , 2040. We refer to the 2031 notes, the 2036 notes and the 2040 notes collectively as the “notes.” Mexico will pay interest on the notes on May  of each year, commencing on May  , 2027. Mexico may redeem the notes, in whole or in part, before maturity on the terms described herein. The notes will not be entitled to the benefit of any sinking or similar fund. The offering of each series of notes pursuant to this prospectus supplement is independent of each offering of the other series of notes, and they are not conditioned on each other.

The notes will be issued under an indenture, and each of the 2031 notes, the 2036 notes and the 2040 notes constitutes a separate series under the indenture. The indenture contains provisions regarding future modifications to the terms of the notes that differ from those applicable to Mexico’s outstanding public external indebtedness issued prior to November 10, 2014. Under these provisions, which are described beginning on page 17 of the corresponding prospectus dated August 29, 2025, Mexico may amend the payment provisions of the notes and other reserved matters listed in the indenture with the consent of the holders of: (1) with respect to a single series of notes, more than 75% of the aggregate principal amount of the outstanding notes of such series; (2) with respect to two or more series of notes, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding notes of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of notes, more than 66 2/3% of the aggregate principal amount of the outstanding notes of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding notes of each series affected by the proposed modification, taken individually.

Application will be made to list the notes on the Luxembourg Stock Exchange and to have the notes admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange (the “Euro MTF”). Application will also be made to the London Stock Exchange plc (the “London Stock Exchange”) for the notes to be admitted to trading on the London Stock Exchange’s International Securities Market (the “ISM”) and the London Stock Exchange’s Sustainable Bond Market (the “SBM”). No assurances can be given by Mexico that such applications will be approved or that such listings will be maintained.

Neither the Euro MTF nor the ISM is a regulated market for the purposes of Directive 2014/65/EU on markets in financial instruments (as amended, “MiFID II”) or Regulation (EU) No 600/2014 as it forms part of United Kingdom (“UK”) domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”) (“UK MiFIR”). The ISM is a market designated for professional investors. Securities admitted to trading on the ISM are not admitted to the Official List of the UK Financial Conduct Authority. The London Stock Exchange has not approved or verified the contents of this prospectus supplement.

Section 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) Notification.

The notes are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018).

Neither the Securities and Exchange Commission (“SEC”) nor any other regulatory body has approved or disapproved of these securities or determined whether this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes have not been and will not be registered with the National Securities Registry (Registro Nacional de Valores) maintained by the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores, or “CNBV”), and therefore may not be offered or sold publicly in Mexico. The notes may be offered or sold to investors that qualify as accredited or institutional investors in Mexico, pursuant to the private placement exemption set forth under Article 8 of the Mexican Securities Market Law (Ley del Mercado de Valores) and regulations thereunder. As required under the Mexican Securities Market Law, Mexico will give notice to the CNBV of the offering of the notes under the terms set forth herein. Such notice will be submitted to the CNBV to comply with the Mexican Securities Market Law, and for informational and statistical purposes only. The delivery to, and receipt by, the CNBV of such notice does not certify the solvency, liquidity or credit quality of Mexico, the investment quality of the notes, or that the information contained in this prospectus supplement or the prospectus is accurate or complete, or validates any legal action that is void under applicable law. Mexico has prepared this prospectus supplement and is solely responsible for its content, and the CNBV has not reviewed or authorized such content.

	Price to Public(1)		Underwriting Discount		Proceeds to Mexico, before expenses(1)
Per 2031 note		%		%		%
Total for the 2031 notes	€		€		€
Per 2036 note		%		%		%
Total for the 2036 notes	€		€		€
Per 2040 note		%		%		%
Total for the 2040 notes	€		€		€

(1)	Plus accrued interest, if any, from January , 2026 to the date of settlement, which is expected to be January , 2026.

The notes will be ready for delivery in book-entry form only through the facilities of Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”) against payment on or about January  , 2026.

Some of the notes will be offered and sold in transactions that are exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Regulation S thereunder, and this prospectus supplement may be used in connection with such offers and sales.

Joint Bookrunners

BBVA	Santander	BNP PARIBAS	Citigroup	Crédit Agricole CIB	Société Générale Corporate & Investment Banking

January  , 2026

Mexico is a foreign sovereign state. Consequently, it may be difficult for investors to obtain or realize upon judgments of courts in the United States against Mexico. See “Risk Factors” in the corresponding prospectus.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement supplements the corresponding prospectus dated August 29, 2025, relating to Mexico’s debt securities and warrants. If the information in this prospectus supplement differs from the information contained in the prospectus, you should rely on the information in this prospectus supplement.

You should read this prospectus supplement along with the corresponding prospectus. Both documents contain information you should consider when making your investment decision. Mexico is responsible for the information contained and incorporated by reference in this prospectus supplement and in any related free-writing prospectus or prospectus supplement that Mexico prepares or authorizes. Mexico has not authorized anyone else to provide you with any other information and takes no responsibility for any other information that others may give you. Mexico and the underwriters are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the corresponding prospectus is current only as of the dates of this prospectus supplement and the corresponding prospectus, respectively.

Mexico is furnishing this prospectus supplement and the corresponding prospectus solely for use by prospective investors in connection with their consideration of a purchase of the notes. Mexico confirms that:

•	the information contained in this prospectus supplement and the corresponding prospectus is true and correct in all material respects and is not misleading;

•	it has not omitted other facts the omission of which makes this prospectus supplement and the corresponding prospectus as a whole misleading; and

•	it accepts responsibility for the information it has provided in this prospectus supplement and the corresponding prospectus.

This prospectus supplement does not constitute an offer to sell or the solicitation of an offer to buy any notes in any jurisdiction to any person to whom it is unlawful to make the offer or solicitation in such jurisdiction. The distribution of this prospectus supplement and the offer or sale of notes may be restricted by law in certain jurisdictions. Mexico and the underwriters do not represent that this prospectus supplement may be lawfully distributed, or that any notes may be lawfully offered, in compliance with any applicable registration or other requirements in any such jurisdiction, or pursuant to an exemption available thereunder, or assume any responsibility for facilitating any such distribution or offering. In particular, no action has been taken by Mexico or the underwriters which would permit a public offering of the notes or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required, other than the United States of America. Accordingly, no notes may be offered or sold, directly or indirectly, and neither this prospectus supplement nor any offering material may be distributed or published in any jurisdiction, except under circumstances that will result in compliance with any applicable laws and regulations, and the underwriters have represented that all offers and sales by them will be made on the same terms. Persons into whose possession this prospectus supplement comes are required by Mexico and the underwriters to inform themselves about and to observe any such restriction. In particular, there are restrictions on the distribution of this prospectus supplement and the offer or sale of notes in Austria, Belgium, Brazil, Canada, Chile, Colombia, the European Economic Area, France, Germany, Hong Kong, Italy, Japan, Luxembourg, Mexico, Netherlands, Peru, Singapore, Spain, Switzerland, the United Kingdom and Uruguay, see the sections entitled “Plan of Distribution” in this prospectus supplement and “Plan of Distribution” in the corresponding prospectus.

In connection with the issuance of the notes, Citigroup Global Markets Limited (the “Stabilizing Manager”) (or persons acting on behalf of the Stabilizing Manager) may over-allot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, stabilization may not necessarily occur. Any stabilization action may begin on or after the date on which adequate public disclosure of the final terms of the offer of the notes is made and, if begun, may cease at any time but must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes. Any stabilization action or overallotment must be conducted by the Stabilizing Manager (or persons acting on behalf of any Stabilizing Manager) in accordance with all applicable laws and rules.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

MIFID II PRODUCT GOVERNANCE / PROFESSIONAL INVESTORS AND ECPS ONLY TARGET MARKET – Solely for the purposes of each of Banco Bilbao Vizcaya Argentaria, S.A., Banco Santander, S.A., Crédit Agricole Corporate and Investment Bank and Société Générale (together, the “EU manufacturers”) product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the EU manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the EU manufacturers’ target market assessment) and determining appropriate distribution channels.

PROHIBITION OF SALES TO UK RETAIL INVESTORS – The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the UK. For these purposes, a retail investor means a person who is not a professional client, as defined in point (8) of Article 2(1) of UK MiFIR. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

UK MIFIR PRODUCT GOVERNANCE / PROFESSIONAL INVESTORS AND ECPS ONLY TARGET MARKET – Solely for the purposes of each of Crédit Agricole Corporate and Investment Bank, Société Générale and BNP PARIBAS (together, the “UK manufacturers”) product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients, as defined in UK MiFIR; and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the UK manufacturers’ target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the UK manufacturers’ target market assessment) and determining appropriate distribution channels.

This prospectus supplement is only being distributed to and is only directed at (i) persons who are outside the UK or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

FORWARD-LOOKING STATEMENTS

This prospectus supplement may contain forward-looking statements. Statements that are not historical facts, including statements about Mexico’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Mexico undertakes no obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. Mexico cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to:

•

Adverse external factors, such as high international interest rates, low oil prices, measures restricting exports and imports, a prevailing global inflationary environment and recession or low growth in Mexico’s trading partners. High international interest rates could increase Mexico’s expenditures, low oil prices could decrease the Mexican Government’s revenues and recession or low growth in Mexico’s main trading partners or restrictions on trade could lead to fewer exports and availability of foreign currencies to service debt. A combination of these factors could negatively affect Mexico’s current account.

•

Instability or volatility in the international financial markets. This could lead to domestic volatility, making it more complicated for the Mexican Government to achieve its macroeconomic goals. This could also lead to declines in foreign investment inflows, including portfolio investment in particular.

•

Adverse domestic factors, such as the implementation of legislation impacting foreign investment, domestic inflation, high domestic interest rates, exchange rate volatility and political uncertainty. Each of these could lead to lower growth in Mexico, declines in foreign direct and portfolio investment and potentially lower international reserves.

•	Global or national health considerations, including the outbreak of pandemic or contagious disease, such as the coronavirus pandemic.

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the corresponding prospectus. It does not contain all the information that you should consider before investing in the notes. You should carefully read this entire prospectus supplement.

Issuer	The United Mexican States

Issue Date	January , 2026

Specified Currency	Euro (€)

Authorized Denominations	€100,000 and integral multiples of €1,000 in excess thereof

Form

Registered; Book-Entry.

Each series of the notes will be represented by a single global note, without interest coupons, in registered form, to be deposited on or about the issue date with a common depositary for Euroclear and Clearstream.

Regular Record Date	Close of business on the Business Day preceding the applicable Interest Payment Date

Status	The notes will constitute direct, general, unconditional and unsubordinated public external indebtedness of Mexico for which the full faith and credit of Mexico is pledged. The notes of each series rank and will rank without any preference among themselves and equally with all other unsubordinated public external indebtedness of Mexico. It is understood that this provision shall not be construed so as to require Mexico to make payments under the notes ratably with payments being made under any other public external indebtedness.

2031 notes:

Aggregate Principal Amount	€

Issue Price	%, plus accrued interest, if any, from January , 2026

Maturity Date	May , 2031

Interest Rate	% per annum, accruing from January , 2026

Interest Payment Date	Annually on May of each year, commencing on May , 2027

Optional Redemption

Mexico will have the right at its option, upon giving not less than 10 days’ nor more than 60 days’ notice, to redeem the 2031 notes, in whole or in part, at any time or from time to time prior to their maturity, at a redemption price equal to:

(a) if redeemed prior to April  , 2031 (one month prior to the maturity date of the 2031 notes) (the “2031 notes Par Call Date”), the principal amount thereof, plus the Make-Whole Amount (as defined herein), or

(b) if redeemed on or after the 2031 notes Par Call Date, the principal amount thereof,

plus, in each case, interest accrued but not paid on the principal amount of such 2031 notes to the date of redemption. For further information, see “Description of the Notes—Optional Redemption – 2031 notes” in this prospectus supplement.

2036 notes:

Aggregate Principal Amount	€

Issue Price	%, plus accrued interest, if any, from January , 2026

Maturity Date	May , 2036

Interest Rate	% per annum, accruing from January , 2026

Interest Payment Date	Annually on May of each year, commencing on May , 2027

Optional Redemption

Mexico will have the right at its option, upon giving not less than 10 days’ nor more than 60 days’ notice, to redeem the 2036 notes, in whole or in part, at any time or from time to time prior to their maturity, at a redemption price equal to:

(a) if redeemed prior to February  , 2036 (three months prior to the maturity date of the 2036 notes) (the “2036 notes Par Call Date”), the principal amount thereof, plus the Make-Whole Amount (as defined herein), or

(b) if redeemed on or after the 2036 notes Par Call Date, the principal amount thereof,

plus, in each case, interest accrued but not paid on the principal amount of such 2036 notes to the date of redemption. For further information, see “Description of the Notes—Optional Redemption – 2036 notes” in this prospectus supplement.

2040 notes:

Aggregate Principal Amount	€

Issue Price	%, plus accrued interest, if any, from January , 2026

Maturity Date	May , 2040

Interest Rate	% per annum, accruing from January , 2026

Interest Payment Date	Annually on May of each year, commencing on May , 2027

Optional Redemption

Mexico will have the right at its option, upon giving not less than 10 days’ nor more than 60 days’ notice, to redeem the 2040 notes, in whole or in part, at any time or from time to time prior to their maturity, at a redemption price equal to:

(a) if redeemed prior to February  , 2040 (three months prior to the maturity date of the 2040 notes) (the “2040 notes Par Call Date”), the principal amount thereof, plus the Make-Whole Amount (as defined herein), or

(b) if redeemed on or after the 2040 notes Par Call Date, the principal amount thereof,

plus, in each case, interest accrued but not paid on the principal amount of such 2040 notes to the date of redemption. For further information, see “Description of the Notes—Optional Redemption – 2040 notes” in this prospectus supplement.

Optional Repayment	Holders of the notes will not have the option to elect repayment by Mexico before the maturity dates of the notes.

Use of Proceeds	Mexico intends to use the net proceeds from the sale of the notes for the general purposes of the Government of Mexico. For further information, see “Use of Proceeds.”

Eligible Sustainable Expenditures	In 2026, Mexico published the latest version of its framework (the “Sovereign Sustainable Finance Framework”) for the issuance of bonds (“SDG Sovereign Bonds”) that is aligned with the United Nations’ SDGs (as defined below). The Sovereign Sustainable Finance Framework is aligned with the International Capital Market Association’s (“ICMA”) Green Bond Principles and Social Bond Principles, each updated as of June 2025, and the Sustainability Bond Guidelines, updated as of June 2021. Mexico intends to allocate an amount of budgetary resources equal to the net proceeds from the sale of the notes to fund budgetary programs that qualify as eligible expenditures under the Sovereign Sustainable Finance Framework and that are included in Mexico’s federal budget for the fiscal year 2026. For further information, see “Use of Proceeds.”

Underwriters	Banco Bilbao Vizcaya Argentaria, S.A. Banco Santander, S.A. BNP PARIBAS Citigroup Global Markets Limited Crédit Agricole Corporate and Investment Bank Société Générale

Listing	Application will be made to list the notes on the Luxembourg Stock Exchange and to have the notes admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange. The Luxembourg Stock Exchange has allocated to Mexico the number 2395 for listing purposes. Application will also be made to the London Stock Exchange for the notes to be admitted to trading on the ISM and the SBM. Neither the Euro MTF nor the ISM is a regulated market for the purposes of MiFID II or UK MiFIR. No assurances can be given by Mexico that such applications will be approved or that such listings will be maintained.

Luxembourg Stock Exchange Legal Entity Identifier	254900EGTWEU67VP6075

Securities Codes

2031 notes:	ISIN: Common Code:

2036 notes:	ISIN: Common Code:

2040 notes:	ISIN: Common Code:

Trustee, Principal Paying Agent, Transfer Agent, Registrar, Authenticating Agent and Exchange Rate Agent	Deutsche Bank Trust Company Americas

Luxembourg Listing Agent	Banque Internationale à Luxembourg S.A.

Withholding Taxes and Additional Amounts	Subject to certain exceptions, Mexico will make all payments on the notes without withholding or deducting any Mexican taxes. Under Mexican law, Mexico is not required to make any such withholding or deduction. For further information, see “Description of the Securities—Additional Amounts” in the corresponding prospectus.

Taxation	Payments of principal or interest under the 2031 notes, the 2036 notes and the 2040 notes made to holders of such notes that are non-resident of Mexico for tax purposes will not be subject to Mexican withholding or similar taxes.

Further Issues	Mexico may from time to time, without the consent of holders of each series of notes, as the case may be, increase the size of the issue of the notes, or issue additional notes of such series having the same terms and conditions as the notes of such series in all respects, except for the issue date, issue price and first payment on those additional notes. Additional notes issued in this manner will be consolidated and form a single series with the previously outstanding notes of such series. Any additional notes subsequently issued that for U.S. federal income tax purposes (i) are not issued pursuant to a “qualified reopening” of the notes, (ii) are not treated as part of the same “issue” as the notes, and (iii) are not issued with less than a de minimis amount of original issue discount shall have a separate ISIN, common code or other identifying number from the previously outstanding notes of such series.

Payment of Principal and Interest	Principal of and interest on the notes, except as described below, will be payable by Mexico to the Paying Agent in euros. Holders of the notes will not have the option to elect to receive payments in U.S. dollars.

If Mexico determines that euros are not available for making payments on the notes due to the imposition of exchange controls or other circumstances beyond Mexico’s control, then payments on the notes shall be made in U.S. dollars until Mexico determines that euros are again available for making these payments. In these circumstances, U.S. dollar payments in respect of the notes will be made at a rate determined by the exchange rate agent in accordance with the Exchange Rate Agency Agreement between Mexico and the exchange rate agent. Any payment made under such circumstances in U.S. dollars will not constitute an Event of Default under the notes.

Governing Law	New York; provided, however, that all matters governing Mexico’s authorization and execution of the indenture and the notes will be governed by and construed in accordance with the laws of Mexico. Notwithstanding any authorization or any reserved matter modification, all matters related to the consent of holders and to modifications of the indenture or the notes will always be governed by and construed in accordance with the law of the State of New York.

Additional Provisions	The notes will contain provisions regarding future modifications to their terms that differ from those applicable to Mexico’s outstanding public external indebtedness issued prior to November 10, 2014. Those provisions are described beginning on page 17 of the corresponding prospectus dated August 29, 2025.

Stabilization	In connection with the issuance of each series of notes, the underwriters or any person acting for the underwriters may over-allot or effect transactions with a view to supporting the market price of each series of notes at a level higher than that which might otherwise prevail for a limited period after the issue date. However, there is no obligation of any of the underwriters or any agent of the underwriters to do this. Any such stabilizing, if commenced, may be discontinued at any time and must be brought to an end after a limited period.

Stabilizing Manager	Citigroup Global Markets Limited

RISK FACTORS

The following risk factors supplement the information contained under “Risk Factors” in the corresponding prospectus. You should consult your financial and legal advisors about the risks of investing in the notes and the suitability of your investment in light of your particular situation. Mexico disclaims any responsibility for advising you on these matters.

There can be no assurances that Mexico’s credit ratings will improve or remain stable, or that they will not be downgraded, suspended or cancelled by the rating agencies.

Mexico’s long-term public external indebtedness is currently rated investment grade by the three leading rating agencies. On April 16, 2025, Fitch affirmed its BBB- rating with a stable outlook. On May 22, 2025, Moody’s affirmed its Baa2 rating with a negative outlook. On September 8, 2025, S&P reaffirmed its BBB rating with a stable outlook.

Ratings address the creditworthiness of Mexico and the likelihood of timely payment of Mexico’s long-term debt securities. Ratings are not a recommendation to purchase, hold or sell securities and may be changed, suspended or withdrawn at any time. Mexico’s current ratings and the rating outlooks currently assigned to it depend, in part, on economic conditions and other factors that affect credit risk and are outside the control of Mexico, as well as assessments of the creditworthiness of its productive state-owned enterprises. Certain ratings agencies may also downgrade the credit ratings of Petróleos Mexicanos (PEMEX), a state-owned public company of Mexico (empresa pública del estado), as they have in the past, and their assessment of PEMEX’s creditworthiness may affect Mexico’s credit ratings. On September 8, 2025, Moody’s upgraded PEMEX’s rating from B3 to B1 with a stable outlook. On October 2, 2025, Fitch upgraded its long-term foreign and local currency debt rating for PEMEX from BB to BB+, with a stable outlook.

There can be no assurances that Mexico’s credit ratings will be maintained or that they will not be downgraded, suspended or cancelled. Any credit rating downgrade, suspension or cancellation may have an adverse effect on the market price and the trading of the notes.

Changes in the interest rate environment could adversely impact the trading price of the notes.

We expect that the trading price of the notes will depend on a variety of factors, including, without limitation, the interest rate environment.

If interest rates, or expected future interest rates, rise during the terms of the notes, the price of the notes will likely decrease. The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the trading price of the notes. Because interest rates and interest rate expectations are influenced by a wide variety of factors, many of which are beyond our control, we cannot assure you that changes in interest rates or interest rate expectations will not adversely affect the trading price of the notes.

Geopolitical developments, such as the ongoing conflicts between Russia and Ukraine and in the Middle East, could have a material adverse effect on Mexico’s economy and its ability to raise funding in the external debt markets in the future.

The Russia-Ukraine conflict contributed to the upward pressure on global prices for certain commodities, including oil and gas and grains, and affected conditions in the international capital markets. The effects of the Russia-Ukraine conflict could materially affect the prices of certain commodities critical to the performance of the Mexican economy. Further, while the full extent of the impact of the conflict in the Middle East remains to be seen as of the date of this prospectus supplement, the effects of these ongoing conflicts could result in economic uncertainty and upward inflationary pressure, and, as a result, negatively affect the performance of the Mexican economy or Mexico’s ability to raise funding in the external debt markets in the future.

There can be no assurances that Mexico will make disbursements for projects with the specific characteristics described in the “Use of Proceeds” section in an amount equal to the net proceeds from the sale of the notes.

The examples of projects provided in the “Use of Proceeds” section of this prospectus supplement and the Sovereign Sustainable Finance Framework are for illustrative purposes only, and no assurance can be provided that Mexico will make disbursements for projects with these specific characteristics in an amount equal to the net proceeds from the sale of the notes. There can be no assurance that any projects will meet investor expectations regarding green and/or social performance. In addition, there is currently no market consensus on what precise attributes are required for a particular project or series of notes to be defined as “green,” “social” or “sustainable” and therefore no assurance can be provided to investors that selected projects will meet all investor expectations regarding green and/or social performance. Furthermore, no assurance is given that the notes will satisfy, in whole or in part, any present or future taxonomies, standards and/or other regulatory or index inclusion criteria or voluntary guidelines with which an investor or its investments may be expected to comply, including but not limited to the taxonomy established pursuant to Regulation (EU) 2020/852 of the European Parliament and of the Council of June 18, 2020 on the establishment of a framework to facilitate sustainable investment or the European Union Green Bond standard established pursuant to Regulation (EU) 2023/2631 of the European Parliament and of the Council of November 22, 2023. Adverse green and social impacts may occur during the design, construction and operation of the projects, or the projects may be subject to controversy or to criticism by activist groups or other stakeholders.

No assurance or representation is given as to the suitability or reliability for any purpose whatsoever of any opinion or certification of any third party (whether or not solicited by Mexico) in connection with the Sovereign Sustainable Finance Framework or the notes. No such opinion or certification is, nor should it be deemed to be, a recommendation by Mexico, any underwriter or any other person to buy, sell or hold any notes. For the avoidance of doubt, no such opinion or certification is, nor shall it be deemed to be, incorporated into this prospectus supplement.

Although the Sovereign Sustainable Finance Framework contemplates certain practices with respect to reporting and use of proceeds, any failure by Mexico to conform to these practices does not constitute or give rise to a breach or an event of default under the notes. Any failure by Mexico to allocate an amount of budgetary resources equivalent to the net proceeds from the issuance of the notes as set forth in the Sovereign Sustainable Finance Framework, or to meet or continue to meet the investment requirements of socially focused investors with respect to the notes, or any withdrawal or modification of any third party opinion or certification, may affect the value of the notes and may have consequences for certain investors with portfolio mandates to invest in “social” or “sustainable” assets.

None of the underwriters is responsible for the ongoing monitoring of the use of the net proceeds of the notes or Mexico’s expenditures, including Mexico’s budgetary expenditures to fund certain projects as provided in the “Use of Proceeds” section of this prospectus supplement.

USE OF PROCEEDS

The net proceeds to Mexico from the sale of the notes will be approximately €   , after the deduction of the underwriting discounts and Mexico’s share of the expenses in connection with the sale of the notes, which are estimated to be approximately €   . Mexico intends to use the net proceeds from the sale of the notes for the general purposes of the Government of Mexico, including the refinancing, repurchase or retirement of domestic and/or external indebtedness.

Eligible Sustainable Expenditures

In January 2026, Mexico published the latest version of its Sovereign Sustainable Finance Framework for the issuance of SDG Sovereign Bonds as part of its commitment to implementing the United Nations Sustainable Development Goals set by the United Nations General Assembly in 2015 for the year 2030 (the “SDGs”). The Sovereign Sustainable Finance Framework is aligned with the ICMA’s Green Bond Principles and Social Bond Principles, each updated as of June 2025, and the Sustainability Bond Guidelines updated as of June 2021. Mexico intends to allocate an amount of budgetary resources equal to the net proceeds from the sale of the notes to fund budgetary programs that qualify as eligible expenditures under the Sovereign Sustainable Finance Framework (referred to below as Eligible Sustainable Expenditures) and that are included in Mexico’s Presupuesto de Egresos de la Federación (the “Federal Expenditure Budget” or “PEF”) for the fiscal year 2026.

Eligible Sustainable Expenditures are aligned with certain SDGs, as set forth in the Sovereign Sustainable Finance Framework. The Eligible Sustainable Expenditures for this transaction, as provided in the 2026 PEF, may include tax expenditures (subsidies and tax exemptions), operational expenditures, investments in real assets, maintenance costs for public infrastructure, intangible assets and capital transfers to public or private entities, in one or more of the following categories, among others: food security and sustainable agriculture, health care, education, management of water and sanitation, affordable and clean energy, employment and economic growth, sustainable infrastructure and innovation, reducing inequalities, sustainable cities and communities, circular economy and responsible consumption, and actions for climate adaptation and biodiversity. Under the Sovereign Sustainable Finance Framework, social budgetary programs that qualify as Eligible Sustainable Expenditures target end-beneficiaries in vulnerable population groups, including those in extreme poverty, the indigenous population, women, the elderly and children.

Pursuant to the Sovereign Sustainable Finance Framework, Mexico has established a policy to publish annual Sustainable Finance Instrument (“SFI”) reporting, comprised of (i) allocation reports providing a breakdown of the composition and amounts of the SFIs for each fiscal year, as well as notional allocations to each Eligible Sustainable Expenditure, and (ii) an annual impact report on sustainable qualitative and quantitative impact indicators and their applicable methodologies, as well as selected case studies of Eligible Sustainable Expenditures , for as long as any SFI remains outstanding. This reporting policy is not a contractual obligation of Mexico, and Mexico may decide to change its reporting policy or not comply with the policy at any time. If Mexico does provide such reports, they will be published on a designated page of the Secretaría de Hacienda y Crédito Público’s website.

The Sovereign Sustainable Finance Framework and any practices contemplated thereunder are not incorporated into this prospectus supplement or the terms of the notes. They do not establish enforceable contractual obligations of Mexico.

DESCRIPTION OF THE NOTES

Mexico will issue the notes under an amended and restated indenture, dated as of June 1, 2015, as amended by a first supplemental indenture, dated January 24, 2022, between Mexico and Deutsche Bank Trust Company Americas, as trustee. The information contained in this section summarizes some of the terms of the notes, the indenture and the first supplemental indenture. This summary does not contain all of the information that may be important to you as a potential investor in the notes. You should read the corresponding prospectus, the indenture, the first supplemental indenture and the form of the notes before making your investment decision. Mexico has filed or will file copies of these documents with the SEC and will also file copies of these documents at the offices of the trustee.

Terms of the 2031 notes

The 2031 notes will:

•	be issued on or about January , 2026 in an aggregate principal amount of € ;

•	mature on May , 2031;

•

bear interest at a rate of  % per year, commencing on January  , 2026 until the principal is repaid in full. Interest on the 2031 notes will be payable annually on May   of each year, commencing on May  , 2027;

•	pay interest to the persons in whose names the 2031 notes in the form of global securities are registered at the close of business on the business day preceding each payment date;

•	constitute direct, general, unconditional and unsubordinated external indebtedness of Mexico for which the full faith and credit of Mexico is pledged;

•

rank without any preference among themselves and equally with all other unsubordinated public external indebtedness of Mexico (it being understood that this provision shall not be construed so as to require Mexico to make payments under the 2031 notes ratably with payments being made under any other public external indebtedness);

•	be represented by one or more global securities in book-entry, registered form only;

•	be registered in the name of a common depositary for the Euroclear System, or Euroclear, and Clearstream Banking, société anonyme, or Clearstream;

•	be redeemable before maturity at the option of Mexico as described below under “—Optional Redemption – 2031 notes”;

•	not be repayable at the option of the holder before maturity;

•

contain “collective action clauses” under which Mexico may amend certain key terms of the 2031 notes, including the maturity date, interest rate and other terms, with the consent of less than all of the holders of the 2031 notes; and

•	be redeemed at par at maturity.

Terms of the 2036 notes

The 2036 notes will:

•	be issued on or about January , 2026 in an aggregate principal amount of € ;

•	mature on May , 2036;

•

bear interest at a rate of  % per year, commencing on January  , 2026 until the principal is repaid in full. Interest on the 2036 notes will be payable annually on May   of each year, commencing on May  , 2027;

•	pay interest to the persons in whose names the 2036 notes in the form of global securities are registered at the close of business on the business day preceding each payment date;

•	constitute direct, general, unconditional and unsubordinated external indebtedness of Mexico for which the full faith and credit of Mexico is pledged;

•

rank without any preference among themselves and equally with all other unsubordinated public external indebtedness of Mexico (it being understood that this provision shall not be construed so as to require Mexico to make payments under the 2036 notes ratably with payments being made under any other public external indebtedness);

•	be represented by one or more global securities in book-entry, registered form only;

•	be registered in the name of a common depositary for the Euroclear System, or Euroclear, and Clearstream Banking, société anonyme, or Clearstream;

•	be redeemable before maturity at the option of Mexico as described below under “—Optional Redemption – 2036 notes”;

•	not be repayable at the option of the holder before maturity;

•

contain “collective action clauses” under which Mexico may amend certain key terms of the 2036 notes, including the maturity date, interest rate and other terms, with the consent of less than all of the holders of the 2036 notes; and

•	be redeemed at par at maturity.

Terms of the 2040 notes

The 2040 notes will:

•	be issued on or about January , 2026 in an aggregate principal amount of € ;

•	mature on May , 2040;

•

bear interest at a rate of  % per year, commencing on January  , 2026 until the principal is repaid in full. Interest on the 2040 notes will be payable annually on May   of each year, commencing on May  , 2027;

•	pay interest to the persons in whose names the 2040 notes in the form of global securities are registered at the close of business on the business day preceding each payment date;

•	constitute direct, general, unconditional and unsubordinated external indebtedness of Mexico for which the full faith and credit of Mexico is pledged;

•

rank without any preference among themselves and equally with all other unsubordinated public external indebtedness of Mexico (it being understood that this provision shall not be construed so as to require Mexico to make payments under the 2040 notes ratably with payments being made under any other public external indebtedness);

•	be represented by one or more global securities in book-entry, registered form only;

•	be registered in the name of a common depositary for the Euroclear System, or Euroclear, and Clearstream Banking, société anonyme, or Clearstream;

•	be redeemable before maturity at the option of Mexico as described below under “—Optional Redemption – 2040 notes”;

•	not be repayable at the option of the holder before maturity;

•

contain “collective action clauses” under which Mexico may amend certain key terms of the 2040 notes, including the maturity date, interest rate and other terms, with the consent of less than all of the holders of the 2040 notes; and

•	be redeemed at par at maturity.

Optional Redemption – 2031 notes:

Mexico will have the right at its option, upon giving not less than 10 days’ nor more than 60 days’ notice, to redeem the 2031 notes, in whole or in part, at any time or from time to time prior to their maturity, at a redemption price equal to:

(a) if redeemed prior to April  , 2031 (one month prior to the maturity date of the 2031 notes) (the “2031 notes Par Call Date”), the principal amount thereof, plus the Make-Whole Amount (as defined below), or

(b) if redeemed on or after the 2031 notes Par Call Date, the principal amount thereof,

plus, in each case interest accrued but not paid on the principal amount of such 2031 notes to the date of redemption.

“Make-Whole Amount” for this purpose means the excess of (i) the sum of the present values of each remaining scheduled payment of principal and interest on the 2031 notes to be redeemed (exclusive of interest accrued but not paid to the date of redemption), discounted to the redemption date (assuming the 2031 notes matured on the 2031 notes Par Call Date) on an annual basis (assuming the actual number of days in a 365- or 366-day year) at the Benchmark Rate (as defined below) plus   basis points over (ii) the principal amount of such 2031 notes.

“Benchmark Rate” for this purpose means, with respect to any redemption date, the rate per annum equal to the annual equivalent yield to maturity or interpolated maturity of the Comparable Benchmark Issue (as defined below), assuming a price for the Comparable Benchmark Issue (expressed as a percentage of its principal amount) equal to the Comparable Benchmark Price (as defined below) for such redemption date.

“Comparable Benchmark Issue” for this purpose means the Bundesanleihe security or securities (“Bund”) of the German Government selected by an Independent Investment Banker (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the 2031 notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities of a comparable maturity to the remaining term of the 2031 notes.

“Independent Investment Banker” for this purpose means one of the Reference Dealers (as defined below) appointed by Mexico.

“Comparable Benchmark Price” for this purpose means, with respect to any redemption date, (i) the average of the Reference Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest such Reference Dealer Quotation or (ii) if Mexico obtains fewer than four such Reference Dealer Quotations, the average of all such quotations.

“Reference Dealer” for this purpose means each of Banco Bilbao Vizcaya Argentaria, S.A., Banco Santander, S.A., BNP PARIBAS, Citigroup Global Markets Limited, Crédit Agricole Corporate and Investment Bank and Société Générale or their affiliates which are dealers of Bund of the German Government, and one other leading dealer of Bund of the German Government designated by Mexico, and their respective successors; provided that if any of the foregoing shall cease to be a dealer of Bund of the German Government, Mexico will substitute therefor another dealer of Bund of the German Government.

“Reference Dealer Quotation” for this purpose means, with respect to each Reference Dealer and any redemption date, the average, as determined by Mexico, of the bid and ask prices for the Comparable Benchmark Issue (expressed in each case as a percentage of its principal amount) quoted in writing to Mexico by such Reference Dealer at 3:30 p.m., Frankfurt, Germany time on the third business day preceding such redemption date.

Optional Redemption – 2036 notes:

Mexico will have the right at its option, upon giving not less than 10 days’ nor more than 60 days’ notice, to redeem the 2036 notes, in whole or in part, at any time or from time to time prior to their maturity, at a redemption price equal to:

(a) if redeemed prior to February  , 2036 (three months prior to the maturity date of the 2036 notes) (the “2036 notes Par Call Date”), the principal amount thereof, plus the Make-Whole Amount (as defined below), or

(b) if redeemed on or after the 2036 notes Par Call Date, the principal amount thereof,

plus, in each case interest accrued but not paid on the principal amount of such 2036 notes to the date of redemption.

“Make-Whole Amount” for this purpose means the excess of (i) the sum of the present values of each remaining scheduled payment of principal and interest on the 2036 notes to be redeemed (exclusive of interest accrued but not paid to the date of redemption), discounted to the redemption date (assuming the 2036 notes matured on the 2036 notes Par Call Date) on an annual basis (assuming the actual number of days in a 365- or 366-day year) at the Benchmark Rate (as defined below) plus    basis points over (ii) the principal amount of such 2036 notes.

“Benchmark Rate” for this purpose means, with respect to any redemption date, the rate per annum equal to the annual equivalent yield to maturity or interpolated maturity of the Comparable Benchmark Issue (as defined below), assuming a price for the Comparable Benchmark Issue (expressed as a percentage of its principal amount) equal to the Comparable Benchmark Price (as defined below) for such redemption date.

“Comparable Benchmark Issue” for this purpose means the Bundesanleihe security or securities (“Bund”) of the German Government selected by an Independent Investment Banker (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the 2036 notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities of a comparable maturity to the remaining term of the 2036 notes.

“Independent Investment Banker” for this purpose means one of the Reference Dealers (as defined below) appointed by Mexico.

“Comparable Benchmark Price” for this purpose means, with respect to any redemption date, (i) the average of the Reference Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest such Reference Dealer Quotation or (ii) if Mexico obtains fewer than four such Reference Dealer Quotations, the average of all such quotations.

“Reference Dealer” for this purpose means Banco Bilbao Vizcaya Argentaria, S.A., Banco Santander, S.A., BNP PARIBAS, Citigroup Global Markets Limited, Crédit Agricole Corporate and Investment Bank and Société Générale or their affiliates which are dealers of Bund of the German Government, and one other leading dealer of Bund of the German Government designated by Mexico, and their respective successors; provided that if any of the foregoing shall cease to be a dealer of Bund of the German Government, Mexico will substitute therefor another dealer of Bund of the German Government.

“Reference Dealer Quotation” for this purpose means, with respect to each Reference Dealer and any redemption date, the average, as determined by Mexico, of the bid and ask prices for the Comparable Benchmark Issue (expressed in each case as a percentage of its principal amount) quoted in writing to Mexico by such Reference Dealer at 3:30 p.m., Frankfurt, Germany time on the third business day preceding such redemption date.

Optional Redemption – 2040 notes:

Mexico will have the right at its option, upon giving not less than 10 days’ nor more than 60 days’ notice, to redeem the 2040 notes, in whole or in part, at any time or from time to time prior to their maturity, at a redemption price equal to:

(a) if redeemed prior to February  , 2040 (three months prior to the maturity date of the 2040 notes) (the “2040 notes Par Call Date”), the principal amount thereof, plus the Make-Whole Amount (as defined below), or

(b) if redeemed on or after the 2040 notes Par Call Date, the principal amount thereof, plus, in each case interest accrued but not paid on the principal amount of such 2040 notes to the date of redemption.

“Make-Whole Amount” for this purpose means the excess of (i) the sum of the present values of each remaining scheduled payment of principal and interest on the 2040 notes to be redeemed (exclusive of interest accrued but not paid to the date of redemption), discounted to the redemption date (assuming the 2040 notes matured on the 2040 notes Par Call Date) on an annual basis (assuming the actual number of days in a 365- or 366-day year) at the Benchmark Rate (as defined below) plus    basis points over (ii) the principal amount of such 2040 notes.

“Benchmark Rate” for this purpose means, with respect to any redemption date, the rate per annum equal to the annual equivalent yield to maturity or interpolated maturity of the Comparable Benchmark Issue (as defined below), assuming a price for the Comparable Benchmark Issue (expressed as a percentage of its principal amount) equal to the Comparable Benchmark Price (as defined below) for such redemption date.

“Comparable Benchmark Issue” for this purpose means the Bundesanleihe security or securities (“Bund”) of the German Government selected by an Independent Investment Banker (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the 2040 notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities of a comparable maturity to the remaining term of the 2040 notes.

“Independent Investment Banker” for this purpose means one of the Reference Dealers (as defined below) appointed by Mexico.

“Comparable Benchmark Price” for this purpose means, with respect to any redemption date, (i) the average of the Reference Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest such Reference Dealer Quotation or (ii) if Mexico obtains fewer than four such Reference Dealer Quotations, the average of all such quotations.

“Reference Dealer” for this purpose means Banco Bilbao Vizcaya Argentaria, S.A., Banco Santander, S.A., BNP PARIBAS, Citigroup Global Markets Limited, Crédit Agricole Corporate and Investment Bank and Société Générale or their affiliates which are dealers of Bund of the German Government, and one other leading dealer of Bund of the German Government designated by Mexico, and their respective successors; provided that if any of the foregoing shall cease to be a dealer of Bund of the German Government, Mexico will substitute therefor another dealer of Bund of the German Government.

“Reference Dealer Quotation” for this purpose means, with respect to each Reference Dealer and any redemption date, the average, as determined by Mexico, of the bid and ask prices for the Comparable Benchmark Issue (expressed in each case as a percentage of its principal amount) quoted in writing to Mexico by such Reference Dealer at 3:30 p.m., Frankfurt, Germany time on the third business day preceding such redemption date.

TAXATION

United States Federal Taxation

For a summary of the U.S. federal income tax considerations at the date hereof with respect to the acquisition, ownership and disposition of the notes, please review the section entitled “Taxation—United States Federal Taxation” in the corresponding prospectus.

Mexican Taxation

For a summary of the Mexican federal income tax considerations at the date hereof with respect to the acquisition, ownership and disposition of the notes, please review the section entitled “Taxation—Mexican Taxation” in the corresponding prospectus.

RECENT DEVELOPMENTS

The information in this section supplements the information about Mexico corresponding to the headings below that is contained in Exhibit D to Mexico’s annual report on Form 18-K, as amended, for the fiscal year ended December 31, 2024 (the 2024 Form 18-K). To the extent that the information included in this section differs from the information set forth in the 2024 Form 18-K, you should rely on the information in this section.

UNITED MEXICAN STATES

Form of Government

The Government

The following table provides the distribution, as of the date of this filing, of Congressional seats reflecting the party affiliations of Mexico’s senators and deputies.

Table No. 1 – Party Representation in Congress (1)

	Senate		Chamber of Deputies
	Seats	% of Total	Seats	% of Total
MORENA	67	52.3	253	50.6
National Action Party	21	16.4	70	14
Institutional Revolutionary Party	13	10.2	37	7.4
Citizen Movement Party	6	4.7	28	5.6
Ecological Green Party of Mexico	14	10.9	62	12.4
Labor Party	6	4.7	49	9.8
Unaffiliated	1	0.8	1	0.2
Total	128	100.0%	500	100.0%

Note: Percentages may not total due to rounding. Individual members of Congress may change party affiliations.

(1)	As of January 2, 2026

Source: Senate and Chamber of Deputies.

Criminal Justice

On October 9, 2025 a decree was published in the Diario Oficial de la Federación (Official Gazette) reforming Article 73, Section XXI, item (a), of the Constitución Política de los Estados Unidos Mexicanos (the Political Constitution of Mexico, or the Constitution). The reform aims to combat extortion by granting Congress the authority to enact a general law that establishes, at a minimum, a single criminal offense definition for extortion, applicable nationwide and with uniform penalties.

On November 28, 2025, a decree was published in the Official Gazette enacting the Ley General para Prevenir, Investigar y Sancionar los Delitos en Materia de Extorsión (General Law to Prevent, Investigate and Punish Crimes Related to Extortion), and amending, adding and repealing certain provisions of the Código Penal Federal (Federal Criminal Code), the Código Nacional de Procedimientos Penales (National Code of Criminal Procedure), the Ley Federal Contra la Delincuencia Organizada (Federal Law against Organized Crime), the Ley Nacional de Extinción de Dominio (National Law on Asset Forfeiture) and the Ley Orgánica del Poder Judicial de la Federación (Organic Law of the Federal Judiciary). The decree amends and supplements the existing legal framework for the enforcement and prosecution of extortion-related crimes, including (i) modifications to the legal requirements related to jurisdiction, sentencing and aggravating circumstances, (ii) mechanisms for coordination between authorities, (iii) victim protection measures, and (iv) rules for criminal investigation and enforcement, including the creation of a specialized Complaint Response Center.

Legal and Political Reforms

On October 16, 2025, a decree was published in the Official Gazette reforming and supplementing various provisions of Ley de Amparo, Reglamentaria de los Artículos 103 y 107 de la Constitución Política de los Estados Unidos Mexicanos (Amparo Law, Regulating Articles 103 and 107 of the Political Constitution of Mexico), the Código Fiscal de la Federación (Federal Tax Code) and the Ley Orgánica del Tribunal Federal de Justicia Administrativa (Organic Law of the Federal Court of Administrative Justice). The reform aims to streamline judicial proceedings, ensure procedural efficiency and improve access to justice by redefining and clarifying legal concepts, including the requirements for standing and injunctive relief, as well as by enabling the use of electronic means for the relevant processes and procedures.

On December 10, 2025, the Reglamento Orgánico de la Suprema Corte de Justicia de la Nación (Organic Regulations of the Supreme Court), which regulates the powers of members of the court, its administrative procedures and its organizational structure, was published in the Official Gazette.

On November 19, 2025, the decree reforming the Ley Aduanera (Customs Law) was published in the Official Gazette, with the aim of combatting evasion and smuggling, and protecting lawful trade. The reform, which came into effect on January 1, 2026, introduces, among other measures, (i) the implementation of digital tools and systems to facilitate customs controls (ii) strengthened oversight responsibilities for customs agents, (iii) higher duties for imports not subject to free trade agreements, (iv) expanded compliance obligations, (v) stricter documentation requirements, and (vi) enhanced digital monitoring across the customs process.

Civil and Regulatory Procedures

On November 14, 2025, a decree was published in the Official Gazette reforming certain provisions of various legal codes in connection with the implementation of the Código Nacional de Procedimientos Civiles y Familiares (National Code of Civil and Family Procedures, or CNPCyF) by local legislatures throughout Mexico.

Internal Security

General

On December 15, 2025, a decree was published in the Official Gazette reforming, adding and repealing certain provisions of the Reglamento Interior de la Secretaría de la Defensa Nacional (Internal Regulations of the Ministry of National Defense), including to, among other changes, (i) incorporate the Comandancia de la Guardia Nacional (National Guard Command) into the organizational structure of the Secretaría de la Defensa Nacional (Ministry of National Defense, or SEDENA), (ii) create the Centro Nacional de Vigilancia y Protección del Espacio Aéreo (National Airspace Surveillance and Protection Center), and (iii) redefine the functions of various related administrative bodies.

Organized Crime, Arms Trafficking and Money Laundering

On November 11, 2025, the Secretaría de Hacienda y Crédito Público (Ministry of Finance and Public Credit) through the Unidad de Inteligencia Financiera (Financial Intelligence Unit, or UIF) announced that, as a result of an investigation into suspected money-laundering by alleged organized crime groups, 13 casinos were identified and listed as sanctioned legal entities, pursuant to the financial blocking measures administered by the UIF. As a result of such investigation, the Dirección General de Juegos y Sorteos ordered the suspension of the operations of the aforementioned casinos.

Human Rights

On December 15, 2025, a decree was published in the Official Gazette establishing rules for the organization and operation of the Sistema Nacional para la Igualdad entre Mujeres y Hombres (National System for Equality between Women and Men), including defining its structure, powers and coordination mechanisms, with the aim of promoting substantive equality between women and men in Mexico.

Cyber Crimes and Cybersecurity

On December 8, 2025, the Agencia de Transformación Digital y Telecomunicaciones (Digital Transformation and Telecommunications Agency) published the Plan Nacional de Ciberseguridad (National Cybersecurity Plan), establishing strategic guidelines to, among other aims, (i) strengthen the protection of critical infrastructure, (ii) promote the safe use of digital technologies, (iii) define mechanisms for interinstitutional coordination against cyberthreats, and (iv) ensure the safeguarding of citizens’ rights and national sovereignty in the cyberspace.

Access to Information, Government Procurement and Transparency

On December 8, 2025, the Secretaría Anticorrupción y Buen Gobierno (Ministry of Anti-Corruption and Good Governance) announced sanctions against Santiago López Pérez and five supplier companies: (i) Instalaciones Eléctricas Industriales MT, S.A. de C.V.; (ii) Tameztec, S.A. de C.V.; (iii) C-Gallegos, S.A. de C.V.; (iv) Construcciones San Benito, S.A. de C.V.; and (v) Grupo Corporativo C y C, S.A. de C.V.; each of which was temporarily disqualified and fined for submitting false information in public procurement contracts. Each of these companies was registered in the Directorio de Proveedores y Contratistas Sancionados (Directory of Sanctioned Suppliers and Contractors), thereby prohibiting them from participating in new contracts with the Government.

Foreign Affairs, International Organizations and International Economic Cooperation

On October 24, 2025, the Secretaría de Relaciones Exteriores (Ministry of Foreign Affairs) announced that Mexico and the United Nations (UN) had signed the Marco de Cooperación de Naciones Unidas en México 2026–2031 (United Nations Cooperation Framework in Mexico 2026–2031) with the aim of strengthening collaboration on sustainable development, human rights and governance.

Environment

On September 3, 2025, as part of a national policy to transition to safer and more sustainable agricultural practices, President Sheinbaum announced the ban of 35 pesticides that pose a high risk to public health and the environment.

On November 18, 2025, the Ministry of Foreign Affairs issued a statement announcing that Mexico participated in COP30 in Belém, Brazil with the objective of promoting stronger climate action by advancing international commitments to reduce emissions and protect biodiversity.

On December 11, 2025, a decree was published in the Official Gazette, enacting the Ley General de Aguas (General Water Law) and amending, adding and repealing various provisions of the Ley de Aguas Nacionales (National Water Law), with the purpose of regulating the human right to access, availability and sanitation of water, as recognized by the Constitution. The legislation establishes a legal regime to improve water management in Mexico by, among other measures, strengthening equitable water distribution and intergovernmental coordination, promoting the sustainable management of water through the use of basins and aquifers, and improving system capacity to adapt to the effects of climate change, while prioritizing human rights, community systems, the general interest and promoting public participation in conservation efforts. The regulatory framework necessary to carry out this reform must be issued or amended within 180 calendar days of the decree taking effect and, during the interim period, existing regulations will continue to apply to the extent that they do not contravene the principles and guidelines of the General Water Law or the amendments to the National Water Law.

On December 16, 2025, an agreement was published in the Official Gazette establishing the Política Nacional para el Manejo Sustentable de Mares y Costas (National Policy for the Sustainable Management of Seas and Coasts), setting forth objectives and short, medium and long term strategies for the protection and sustainable use of marine and coastal ecosystems, in accordance with Mexico’s international and domestic commitments.

THE ECONOMY

Gross Domestic Product

According to preliminary figures, Mexico’s real GDP decreased by 0.1% during the third quarter of 2025 compared to the same period in 2024. In the third quarter of 2025, GDP decreased by 0.3% in seasonally adjusted terms, reflecting a contraction in secondary activities, including manufacturing, construction, electricity generation and distribution, mining, and water and gas supply, which was particularly driven by a decline in industrial production, and partially offset by a moderate expansion in primary and tertiary activities. For more information on the long-term factors affecting Mexico’s GDP, see “The Economy—Gross Domestic Product” in the 2024 Form 18-K.

The following tables set forth the composition of Mexico’s real GDP by economic sector and percentage change by economic sector, in pesos and in percentage terms, for the periods indicated.

Table No. 2 – Real GDP and Expenditures (In Billions of Pesos)(1)

	Third quarter (annualized)(2)
	2024		2025(3)
GDP	Ps.	25,574.2	Ps.	25,411.5
Add: Imports of goods and services		11,934.5		12,443.4

Total supply of goods and services		37,508.6		37,854.9
Less: Exports of goods and services		10,173.8		10,567.7

Total goods and services available for domestic expenditure	Ps.	27,334.8	Ps.	27,287.2
Allocation of total goods and services:
Private consumption		18,338.5		18,523.1
Public consumption		2,797.5		5,718.5

Total consumption		21,136.0		24,241.6

Total gross fixed investment		6,343.0		2,881.0

Changes in inventory		22.6		26.5

Total domestic expenditures	Ps.	27,501.6	Ps.	27,149.1

Errors and Omissions		(166.79)		138.1

Note: Numbers may not total due to rounding.

(1)	Constant pesos with purchasing power as of December 31, 2018.
(2)

Annualized. Actual third quarter nominal GDP data has been annualized by multiplying it by four for comparison purposes. Third quarter data is not necessarily indicative of performance for the full fiscal year.

(3)	Preliminary figures.

Source: INEGI.

Table No. 3 – Real GDP and Expenditures (As a Percentage of Total GDP)

	Third quarter
	2024	2025
GDP	100.0%	100.0%
Add: Imports of goods and services	46.7	49.0

Total supply of goods and services	146.7	149.0
Less: Exports of goods and services	39.8	41.6

Total goods and services available for domestic expenditures	106.9%	107.4%
Allocation of total goods and services:
Private consumption	71.7%	72.9%
Public consumption	24.8	22.5

Total consumption	96.5	95.4
Total gross fixed investment	10.9	11.3
Changes in inventory	0.1	0.1

Total domestic expenditures	107.5%	106.8%

Errors and Omissions	(0.7)%	0.5%

Note:	Percentages may not total due to rounding.
(1)	Preliminary figures.

Source: INEGI.

Table No. 4 – Real GDP by Sector (In Billions of Pesos)(1)

	Third quarter (annualized)(2)
	2024		2025(3)
Primary Activities:
Agriculture, forestry, fishing, hunting and livestock(4)	Ps.	781.4	Ps.	810.0
Secondary Activities:
Mining		885.5		841.3
Utilities		335.8		331.1
Construction		1,528.2		1,456.8
Manufacturing		5,288.1		5,189.9
Tertiary Activities:
Wholesale and retail trade		5,011.1		5,018.7
Transportation and warehousing		1,892.2		1,896.1
Information		461.9		472.6
Finance and insurance		1,017.3		1,036.8
Real estate, rental and leasing		2,408.8		2,440.1
Professional, scientific and technical services		575.3		625.3
Management of companies and enterprises		168.7		166.3
Support for business		228.1		252.4
Education services		888.9		892.0
Health care and social assistance		595.3		626.6
Arts, entertainment and recreation		131.4		148.8
Accommodation and food services		557.3		537.4
Other services (except public administration)		455.5		444.9
Public administration		837.5		833.8

Gross value added at basic values		24,048.3		24,020.7
Taxes on products, net of subsidies		1,393.7		1,390.7

GDP	Ps.	25,442.0	Ps.	25,411.5

Note: Numbers may not total due to rounding.

(1)	Based on GDP calculated in constant pesos with purchasing power as of December 31, 2018.
(2)

Annualized. Actual third quarter nominal GDP data has been annualized by multiplying it by four for comparison purposes. Third quarter is not necessarily indicative of performance for the full fiscal year.

(3)	Preliminary figures.
(4)

GDP figures relating to agricultural production set forth in this table and elsewhere herein are based on figures for “agricultural years,” with the definition of the relevant “agricultural year” varying from crop to crop based on the season during which it is grown. Calendar year figures are used for the other components of GDP.

Source: INEGI.

Table No. 5 – Real GDP Growth by Sector

(Percent Change Against Corresponding Period of Prior Year)(1)

	Third quarter
	2024	2025(2)
GDP (real pesos)	1.4%	(0.1)%
Primary Activities:
Agriculture, forestry, fishing, hunting and livestock(3)	7.0	3.7
Secondary Activities:
Mining	(6.8)	(5.0)
Utilities	(1.8)	(1.4)
Construction	1.1	(4.7)
Manufacturing	0.5	(1.9)
Tertiary Activities:
Wholesale and retail trade	1.3	0.2
Transportation and warehousing	4.6	0.2
Information	2.7	2.3
Finance and insurance	1.6	1.9
Real estate, rental and leasing	1.2	1.3
Professional, scientific and technical services	12.1	8.7
Management of companies and enterprises	11.7	(1.4)
Administrative support, waste management and remediation services	(2.3)	10.7
Education services	1.4	0.3
Health care and social assistance	0.4	5.3
Arts, entertainment and recreation	5.7	13.2
Accommodation and food services	(3.5)	(3.6)
Other services (except public administration)	1.2	(2.3)
Public administration	2.7	(0.4)

Note: Percentages may not total due to rounding.

(1)	Based on GDP calculated in constant pesos with purchasing power as of December 31, 2018.
(2)	Preliminary figures.
(3)

GDP figures relating to agricultural production set forth in this table and elsewhere herein are based on figures for “agricultural years,” with the definition of the relevant “agricultural year” varying from crop to crop based on the season during which it is grown. Calendar year figures are used for the other components of GDP.

Source: INEGI.

Employment and Labor

According to preliminary Tasa de Desocupación Abierta (Open Unemployment Rate) figures, Mexico’s unemployment rate was 2.6% as of October 31, 2025, a one percentage point increase from the rate as of October 31, 2024. As of October 31, 2025, the economically active population in Mexico (fifteen years of age and older) was 62.5 million and the labor force participation rate stood at 59.9%. As of January 1, 2026, the minimum wages were Ps. 440.87 per day for municipalities in the Zona Libre de la Frontera Norte (Northern Border Free Trade Zone) and Ps. 315.04 per day for the rest of Mexico, an increase of 13% and 5%, respectively, from the applicable minimum wages in effect from January 1, 2025 to December 31, 2025. For additional information on Mexico’s minimum wage policy, see “The Economy—Employment and Labor” in the 2024 Form 18-K.

On November 13, 2025, amendments to the general legal framework governing pension plans were published in the Official Gazette, including, among other measures, provisions to strengthen the protection of supplementary retirement savings for workers, provide certainty for employers, and improve the traceability of pension plan information with the aim of combatting fraud.

On December 3, 2025, President Sheinbaum announced that the standard work-week in Mexico would be gradually reduced from 48 hours to 40 hours by 2030, with two-hour annual reductions set to begin starting in January 2027. The federal executive branch sent the initiative to the Senate for deliberation on December 3, 2025 and the initiative must be approved by Congress before its enactment.

On December 15, 2025, a decree was published in the Official Gazette amending the Ley Federal de los Trabajadores al Servicio del Estado Reglamentaria del Apartado B) del Artículo 123 de la Constitución Política de los Estados Unidos Mexicanos, (Federal Law of Workers in the Service of the State, Regulating Article 123, Section B) of the Political Constitution of Mexico) and adding a new provision to the Ley General de Responsabilidades Administrativas (General Law on Administrative Responsibilities), with the aim of protecting union autonomy and penalizing public servant interference in union processes as a serious administrative offense.

Principal Sectors of the Economy

Manufacturing

The following table shows the value of industrial manufacturing output in billions of constant 2018 pesos and the percentage change of each sector as compared to the corresponding period in the prior year.

Table No. 6 – Industrial Manufacturing Output by Sector

(In Billions of Pesos and Percent Change Against Corresponding Period of Prior Year)(1)

	Third quarter
	2024			2025(2)
Food	Ps.	965.6	0.3%	Ps.	978.7	1.4%
Beverage and tobacco products		262.1	1.0		256.5	(2.1)
Textile mills		27.8	(3.0)		25.3	(9.1)
Textile product mills		16.9	(3.9)		16.7	(0.9)
Apparel		56.1	(6.4)		50.8	(9.4)
Leather and allied products		26.1	(17.1)		25.1	(4.0)
Wood products		34.5	(2.7)		31.5	(8.6)
Paper		102.1	(1.3)		99.1	(2.9)
Printing and related support activities		24.6	(1.8)		23.7	(3.8)
Petroleum and coal products		229.1	13.4		251.5	9.8
Chemicals		382.0	9.4		369.3	(3.3)
Plastics and rubber products		167.7	3.1		165.7	(1.2)
Nonmetallic mineral products		157.2	(0.4)		155.7	(1.0)
Primary metals		246.5	(8.2)		253.1	2.7
Fabricated metal products		172.8	(2.4)		162.2	(6.2)
Machinery		215.4	(2.8)		217.7	1.1
Computers and electronic products		484.2	(3.7)		492.2	1.7
Electrical equipment, appliances and components		220.9	3.2		211.8	(4.1)
Transportation equipment		1,305.0	1.0		1,181.0	(9.5)
Furniture and related products		48.3	(3.0)		46.7	(3.2)
Miscellaneous		143.1	3.7		175.5	22.6

Total expansion/contraction	Ps.	5,288.1	0.5%	Ps.	5,189.9	(1.9)%

(1)	Constant pesos with purchasing power as of December 31, 2018. Percent change reflects differential in constant 2018 pesos.
(2)	Preliminary figures.

Source: INEGI.

Petroleum and Petrochemicals

On August 5, Petróleos Mexicanos (PEMEX), an empresa pública del estado (state-owned public company) presented its “Strategic Plan 2025-2030,” which established PEMEX’s Comprehensive Capitalization and Financing Strategy. This strategy is based on the continuous improvement in PEMEX’s financial operations in terms of efficiency, discipline, risk management, and process optimization, as well as PEMEX’s responsible use of resources. To this end, PEMEX, the Secretaría de Energía (Ministry of Energy, or SENER), and the Ministry of Finance and Public Credit are working together to implement financial mechanisms to strengthen PEMEX’s financial position and achieve the stability and resilience necessary to ensure its operational and financial continuity. These mechanisms are intended to reduce PEMEX’s debt levels to ensure timely access to financing sources under competitive conditions. As part of these mechanisms, on December 1, 2025, the Government granted a guaranty in connection with a credit facility of up to Ps. 257.5 billion, the proceeds of which will be used to support energy sector investment projects.

On September 2, 2025, PEMEX launched an offer to purchase for cash certain of its outstanding dollar-denominated and euro-denominated notes with maturities between 2026 and 2029. The total aggregate principal amount of tenders accepted for purchase amounted to U.S.$9.9 billion, and the offers settled on October 1, 2025.

On October 2, 2025, the credit rating agency Fitch upgraded its long-term foreign and local currency debt rating for PEMEX from BB to BB+, with a stable outlook.

On October 3, 2025, two decrees were published in the Official Gazette establishing regulatory frameworks for various aspects of the hydrocarbons sector, including (i) the Reglamento de la Ley del Sector Hidrocarburos (Regulations of the Law of the Hydrocarbon Sector), which establishes the administrative, technical and legal framework for the regulation of hydrocarbon exploration, extraction, transportation and commercialization; and (ii) the Reglamento de la Ley de Ingresos Sobre Hidrocarburos (Regulations of the Hydrocarbons Revenue Law), which, among other measures, updates energy sector administrative procedures regarding the allocation of and bidding process for hydrocarbon exploration and extraction contracts.

On October 3, 2025, the Norma Oficial Mexicana de Emergencia NOM-EM-006-ASEA-2025, Transporte de Gas Licuado de Petróleo (Mexican Official Emergency Standard NOM-EM-006-ASEA-2025, Transportation of Liquefied Petroleum Gas), was published in the Official Gazette. The standard aims to enhance safety measures and heighten obligations for regulated entities, including through requiring the submission of annual reports on the state of transportation and distribution units, with the aim of ensuring compliance and the timely detection of defects that could cause leaks or failures.

On December 11, 2025, SENER published an agreement in the Official Gazette with the aim of establishing clear criteria for recognizing the occurrence of fortuitous or force majeure events with respect to contracts for the exploration and extraction of hydrocarbons that may affect the fulfillment of contractual obligations.

Electric Power

On September 11, 2025, CFE FIBRA E, a Fideicomiso de Inversión en Energía Infraestructura (Energy and Infrastructure Investment Trust ), which is managed by an affiliate of the Comisión Federal de Electricidad (Federal Electricity Commission, or CFE) and in respect of which CFE has residual beneficiary rights, and which is focused on investing in energy and infrastructure (primarily collection rights in respect of fees charged for electricity transmission), issued U.S.$725 million of its 5.875% notes due 2040. This inaugural issuance by CFE FIBRA E attracted a record demand of U.S.$6.36 billion, the highest ever for an issuance by an energy and infrastructure trust in Mexico. The proceeds were used to acquire an additional 2.43% of the beneficiary rights under a trust holding collection rights, to reach an aggregate 6.78% of beneficiary rights under such trust. CFE is the ultimate beneficiary under the trust holding collection rights and expects to use the proceeds to finance strategic projects in connection with the Red Nacional de Transmisión (National Transmission Network, or RNT), within the framework of CFE’s Plan de Fortalecimiento y Expansión del Sistema Eléctrico Nacional 2025-2030 (National Electric System Strengthening and Expansion Plan 2025-2030).

On October 3, 2025, a series of decrees issuing new energy sector regulations were published in the Official Gazette. First, the Reglamento de la Ley de Planeación y Transición Energética (Regulations of the Energy Transition Law) established a binding framework for energy sector planning, with the aims of (i) strengthening the energy transition, (ii) promoting the sustainable use of energy, (iii) utilizing clean energy sources, and (iv) reducing polluting emissions, while ensuring the country’s competitiveness and energy sovereignty. Second, the Reglamento de la Ley de Geotermia (Regulations of the Geothermal Energy Law) established an administrative, technical and environmental regulatory framework for the exploration and use of geothermal resources, including by articulating (i) requirements for obtaining permits and concessions, (ii) terms and conditions for each stage of geothermal development, and (iii) environmental assessment criteria. Third, the Reglamento de la Ley de Biocombustibles (Regulations for the Biofuels Law) sets forth regulations for production, commercialization, distribution and employment within the biofuels sector, with the aim of (i) promoting energy security and sustainable development, (ii) reducing pollutant emissions, and (iii) establishing technical, environmental and administrative requirements for value chain participants.

On October 3, 2025, another decree was published in the Official Gazette issuing the Reglamento de la Ley del Sector Eléctrico (Regulations of the Electricity Sector Law), which establishes regulations for the generation, transmission, distribution, and commercialization of electricity, with the aim of ensuring the Government’s role in the administration and control of the national electricity system. The regulation also seeks to define procedures for granting permissions, establishing participation mechanisms and ensuring compliance with technical, environmental, and energy efficiency criteria.

On December 16, 2025, the operating guidelines of the Consejo de Planeación Energética (Energy Planning Council) were published in the Official Gazette with the objective of strengthening coordination in national energy sector planning.

Tourism

On November 30, 2025, the Secretaría de Turismo (Ministry of Tourism, or SECTUR) announced that 5.0 million people were employed in the tourism sector in the third quarter of 2025, an increase of 3,838 jobs compared to the second quarter of 2025 and a 1.8% increase compared to the same period in 2024, representing 9.3% of the national workforce.

On December 11, 2025, SECTUR announced that, from January to October 2025, 79.3 million international visitors arrived in Mexico, an increase of 13.6% compared to the same period in 2024. Of those international visitors, 16.6 million arrived in Mexico by air, representing an increase of nearly 100,000 visitors compared to the same period in 2024 and a 10.2% increase compared to the same period in 2019. The United States, Canada and the United Kingdom were the most represented countries of origin for tourists traveling by air to Mexico in this period.

Transportation and Communications

Highways

On October 8, 2025, President Sheinbaum announced that the Programa de Infraestructura Carretera (Road Infrastructure Program), which aims to modernize, expand and maintain the national road network to improve Mexico’s connectivity and competitiveness, had achieved 60% overall completion.

On November 22, 2025, the Secretaría de Infraestructura, Comunicaciones y Transportes (Ministry of Infrastructure, Communications and Transportation, or SICT) reported that 644 out of 820 kilometers of roads in the Mixteca region of Oaxaca have been expanded, maintained and modernized as part and representing 78% completion of the Ps. 6.2 billion Plan General Lázaro Cárdenas del Río (General Lázaro Cárdenas del Río Plan).

Seaports

From January to October 2025, total cargo handled at Mexican seaports totaled 209.0 million tons, an 8.2% decrease compared to the same period in 2024. This decrease was mainly driven by a decline in export cargo, which totaled 66.0 million tons, a 13.2% decrease compared to the same period in 2024. Imports also declined by 8.4% compared to the same period in 2024, totaling 99.6 million tons from January to October 2025.

Aviation

On December 9, 2025, SICT announced that Ps.129.1 billion are expected to be invested in airport infrastructure by 2030. In 2025, Ps. 36.5 billion of federal government and private sector funding was allocated to the country’s 62 airports, including for expansion and modernization projects at the Puerto Escondido, Tepic, Monterrey, Guadalajara, Mexico City, Puerto Vallarta, Cancún, Tijuana, Mérida and Chihuahua airports.

Railways

On November 25, 2025, SICT announced that construction was underway on four passenger train routes in northern and central Mexico, including the Mexico City–Querétaro Train, the Mexico City–Pachuca Train, and the Querétaro–Irapuato Train. These projects aim to add or rehabilitate 785 kilometers of railway infrastructure, along with the development of main and secondary stations.

Communications

On October 21, 2025, the Comisión Reguladora de Telecomunicaciones (Telecommunications Regulatory Commission, or CRT) announced the completion of the restructuring of the economic competition and telecommunications system. As part of this process, the Comisión Nacional Antimonopolio (National Antitrust Commission, or CNA) was established to replace the former Comisión Federal de Competencia Económica (Federal Commission for Economic Competition, or COFECE), and the CRT was created to succeed the Instituto Federal de Telecomunicaciones (Federal Telecommunications Institute, or IFT). The CRT is a decentralized administrative body of the Agencia de Transformación Digital y Telecomunicaciones (Digital Transformation and Telecommunications Agency), an independent agency tasked with furthering the efficient development of telecommunications and broadcasting in Mexico.

On November 19, 2025, an agreement was published in the Official Gazette issuing the Estatuto Orgánico de la Comisión Nacional Antimonopolio (Organic Statute of the National Antimonopoly Commission), which establishes the organizational structure and operating bases of the CNA as a decentralized public body of the government, in accordance with the Ley Federal de Competencia Económica (Federal Antitrust Law).

On November 27, 2025, President Sheinbaum announced an expected investment of between Ps. 500 and Ps. 2,000 million in transportation infrastructure for each of the venues hosting the FIFA World Cup 2026 in Mexico, Mexico City (Metro Line 2), Jalisco (Line 5) and Nuevo León (Lines 4 and 6).

On December 19, 2025, an agreement was published in the Official Gazette establishing a new methodology to determine the fees to be paid in connection with services provided by the CNA, such as concentrations analyses, which is informed by, international practices and the costs incurred by the CNA in providing such services, among other factors. Under this methodology, applicable fees are determined using a tiered structure based on the estimated maximum value of the operation and include an additional 15% sustainability surcharge.

Mining

On December 4, 2025, the Supreme Court affirmed the constitutionality of a decree published on May 8, 2023 in the Official Gazette that reformed, added and repealed various provisions on mining and water concessions contained in the Ley Minera (Mining Law), the Ley de Aguas Nacionales (National Water Law), the Ley General del Equilibrio Ecológico y la Protección al Ambiente (General Law of Ecological Balance and Environmental Protection) and the Ley General para la Prevención y Gestión Integral de los Residuos (General Law for the Prevention and Comprehensive Management of Waste). Further, Supreme Court affirmed that Congress has the power to redefine the regulation of the mining and water sector, and that concession titles contain regulatory clauses that can be adjusted for the public interest.

FINANCIAL SYSTEM

Monetary Policy, Inflation and Interest Rates

Money Supply and Savings

The following table shows Mexico’s M1 and M4 money supply aggregates at each of the dates indicated. The methodology for the calculation of Mexico’s M1 and M4 money supply is discussed in “Financial System—Monetary Policy, Inflation and Interest Rates—Money Supply and Savings” in the 2024 Form 18-K.

Table No. 7 – Money Supply

	At September 30,
	2024		2025(1)
	(in millions of nominal pesos)
M1:
Bills and coins	Ps.	2,836,728	Ps.	3,052,343
Checking deposits
In domestic currency		2,556,699		2,680,887
In foreign currency		661,480		650,214
Interest-bearing peso deposits		1,480,211		1,633,006
Savings and loan deposits		85,659		127,951

Total M1	Ps.	7,620,777	Ps.	8,144,401

M4	Ps.	19,354,248	Ps.	21,092,811

Note: Numbers may not total due to rounding.

(1)	Preliminary figures.

Source: Banco de México.

Inflation

Consumer inflation at the end of the third quarter of 2025 was 3.8%, which was above Banco de México’s 3.0% (+/- 1.0%) target inflation for the year, 0.4 percentage point lower than the 4.2% consumer inflation for 2024 and 0.9 percentage points lower than the 4.7% consumer inflation for 2023. This trend was the result of Banco de México’s monetary policy actions and the decline in non-core inflation, particularly in fruits, vegetables and energy prices, which offset a moderate increase in core inflation.

Annual core inflation, which better reflects medium-term price pressures on the economy, remained higher than target inflation for the year and was 4.3% at the end of the third quarter of 2025, higher than core inflation of 3.7% for 2024.

On November 18, 2025, the Government announced the renewal of the Paquete Contra la Inflación y la Carestía (Anti-Inflation and Deficit Package, or PACIC), as part of which the private sector will contribute to stabilizing the prices of basic products, promoting a more balanced outlook between producers and consumers. The PACIC is intended to serve as a permanent platform for constructive dialogue between private companies and the public sector.

The following table shows, in percentage terms, the changes in price indices and increases in the minimum wage for the periods indicated.

Table No. 8 – Rates of Change in Price Indices

	National Consumer Price Index(1)(4)	National Producer Price Index(1)(3)(4)	Increase in Minimum Wage(5)
2022	7.8	5.3	22.0;(6) 22.0(7)
2023	4.7	1.4	20.0;(6) 20.0(7)
2024	4.2	7.4	20.0;(6) 20.0 (7)
2025:
January	3.6	7.6	12.0 ;(6) 12.0 (7)
February	3.8	7.9	—
March	3.8	7.3	—
April	3.9	7.1	—
May	4.4	6.8	—
June	4.3	5.2	—
July	3.5	4.1	—
August	3.6	3.7	—
September	3.8	3.4	—
October	3.6	3.4	—
November	3.8	2.8	—

(1)	Changes in price indices are calculated as the 12-month percentage change. For annual figures, changes in price indices are calculated each December. Monthly figures are annualized.
(2)

Effective August 2018, the Índice Nacional de Precios al Consumidor (National Consumer Price Index, or INPC) was changed to: (1) update the base date to the second half of July 2018; (2) increase the number of categories for goods and services; (3) increase the number of areas represented; and (4) adjust the weighting of each component.

(3)

Índice Nacional de Precios al Productor (National Producer Price Index, or INPP) figures represent the changes in the prices for basic merchandise and services (excluding oil prices). INPP takes July 2019 as a base date.

(4)	Preliminary figures for July to November 2025.
(5)

Effective January 1, 2019, Mexico has two minimum wages: one rate applicable to municipalities located on the border with the United States, which are included in the Northern Border Free Trade Zone, and a different rate applicable to the rest of Mexico. The rate of change for 2019, for both the minimum wage applicable to municipalities located in the Northern Border Free Trade Zone and the minimum wage applicable to the rest of Mexico, is as compared to the minimum wage in effect prior to January 1, 2019.

(6)	Rate of change for minimum wage applicable to municipalities located in the Northern Border Free Trade Zone.
(7)	Rate of change for minimum wage applicable to areas other than the Northern Border Free Trade Zone.

Sources: INEGI; Ministry of Labor and Social Security.

Interest Rates

The following table sets forth the average interest rates per annum on 28-day and 91-day Certificados de la Tesorería de la Federación (Federal Treasury Certificates, or Cetes), the costo porcentual promedio (average weighted cost of term deposits for commercial banks, or CPP) and the 28-day and 91-day tasa de interés interbancaria de equilibrio (equilibrium interbank interest rate, or TIIE) for the periods indicated.

Table No. 9 – Average Cetes, CPP and TIIE Rates

	28-Day Cetes	91-Day Cetes	CPP	28-Day TIIE	91-Day TIIE
2021:
January-June	4.1	4.1	3.2	4.3	4.3
July-December	4.7	5.1	3.3	4.9	5.0
2022:
January-June	6.4	7.0	4.3	6.6	6.8
July-December	8.9	9.6	6.0	9.2	9.6
2023:
January-June	11.1	11.4	7.9	11.3	11.4
July-December	11.1	11.3	8.5	11.5	11.5
2024:
January-June	11.0	11.2	8.7	11.4	11.5
July-December	10.4	10.5	8.3	10.8	11.0
2025:
January	9.9	9.8	7.9	10.3	10.4
February	9.5	9.3	7.8	9.9	10.0
March	9.1	9.0	7.5	9.7	9.8
April	8.8	8.6	7.2	9.3	9.3
May	8.3	8.3	6.9	9.0	9.1
June	8.1	8.0	6.7	8.7	8.8
July	7.7	8.0	6.4	8.3	8.3
August	7.4	7.7	6.2	8.1	8.1
September	7.3	7.6	6.1	8.0	8.1
October	7.3	7.4	5.9	7.8	7.9
November	7.2	7.3	5.8	7.6	7.7
December	7.2	7.2	5.7	7.5	7.5

Source: Banco de México.

During the first nine months of 2025, interest rates on 28-day Cetes averaged 8.2%, as compared to 10.8% during the same period of 2024. Interest rates on 91-day Cetes averaged 8.3%, as compared to 11.0% during the same period of 2024.

On January 2, 2026, the 28-day Cetes rate was 7.2% and the 91-day Cetes rate was 7.2%.

On September 25, 2025 and November 6, 2025, Banco de México held its sixth and seventh monetary policy meetings of 2025, respectively, and decreased the Tasa de Fondeo Bancario (overnight interbank funding rate) by 25 basis points on each occasion, bringing the rate to 7.25%. These decisions took into account the inflation outlook, the degree to which the monetary stance remained restrictive, the recent weakening of economic activity, exchange rate dynamics and potential spillovers from global trade policy shifts.

Banco de México decreased the overnight interbank funding rate to 7.0% at its meeting on December 18, 2025. That decision took into account the trajectory of inflation, the deceleration in domestic economic activity, exchange rate developments, and the prevailing global environment marked by trade tensions and geopolitical risks, as well as the degree to which the monetary stance remained restrictive. Therefore, as of January 2, 2026, the overnight interbank funding rate stood at 7.0%, compared to 10.0% as of December 31, 2024.

Exchange Controls and Foreign Exchange Rates

Foreign Exchange Rates

The following table sets forth, for the periods indicated, the daily peso/U.S. dollar exchange rates published by Banco de México for the payment of obligations denominated in dollars and payable in pesos within Mexico.

Table No. 10 – Exchange Rates

	Representative Market Rate
	End-of-Period	Average
2021	20.4672	20.2787
2022	19.4715	20.1193
2023	16.9190	17.7382
2024	20.7862	18.3336
2025
January	20.6068	20.5490
February	20.5080	20.4571
March	20.4380	20.2417
April	19.6095	20.0564
May	19.3858	19.4355
June	18.8332	19.0300
July	18.7963	18.6909
August	18.6440	18.7063
September	18.3342	18.499
October	18.5725	18.4296
November	18.3075	18.4185
December	18.0012	18.0739

Source: Banco de México.

On January 2, 2026, the peso/U.S. dollar exchange rate closed at Ps. 17.8803 = U.S.$1.00, a 13.98% depreciation in dollar terms as compared to the rate on December 31, 2024. The peso/U.S. dollar buying exchange rate published by Banco de México on January 2, 2026 (which took effect on the second business day thereafter) was Ps. 17.9528= U.S.$1.00.

Banking System

As of September 30, 2025, the total assets of the banking sector were Ps. 15,362.5 billion, which represented a real annual increase of 3.9% as compared to the end of September 30, 2024. As of September 30, 2025, the current loan portfolio of the banking sector had a balance of Ps. 7,863.4 billion, a real annual increase of 3.2% as compared to September 30, 2024. Finally, the banking sector’s net result was Ps. 226.1 billion as of September 30, 2025, 2.1% lower in real terms as compared to September 30, 2024.

On October 1, 2025, the Consejo de Estabilidad Financiera (Mexican Financial Stability Board) updated its assessment of risks faced by the Mexican financial system, concluding that the Mexican financial system remains solid and resilient, and that the banking sector is adequately capitalized and counts with appropriate liquidity. The Mexican Financial Stability Board assessment also noted that the outlook continues to be subject to a high degree of uncertainty in connection with potential external shocks related to global monetary policy and geopolitical developments.

Banking Supervision and Support

As of September 30, 2025, the Índice de Capitalización (Capitalization Index, or ICAP) for the multiple banking sector was 20.4%, as compared to 19.4% as of September 30, 2024 and 19.09% as of December 31, 2024. For more information on ICAP, see “Financial System—Banking Supervision and Support—Bank Supervision Policy” in the 2024 Form 18-K.

As of September 30, 2025, all multiple banking institutions fell under the first early warning category, indicating that the institutions met the minimum capitalization requirements and were sufficiently capitalized in the event of unexpected loss scenarios. No immediate supervisory actions by the Comisión Nacional Bancaria y de Valores (CNBV) were required as of that date.

On October 10, 2025, the Instituto para la Protección al Ahorro Bancario (Institute for the Protection of Bank Savings, or IPAB) announced the beginning of the liquidation process of CIBanco S.A., Institución de Banca Múltiple (CIBanco). IPAB also announced that, in its role as liquidator, it would start to make payments in connection with insured deposits of up to 400,000 Unidades de Inversion (Investment Units, or UDIs), without the use of public funds, which are expected to fully cover the deposits of 99.4% of CIBanco’s affected banking clients. Authorities also stated that CIBanco’s 0.44% share of total banking system assets means its orderly liquidation does not pose a risk to the overall stability of the Mexican financial system.

On October 13, 2025, the CNBV announced the revocation of CIBanco’s authorization to operate as a multiple banking institution following IPAB’s appointment as liquidator of CIBanco’s assets.

On November 19, 2025, the Ministry of Finance and Public Credit, through the UIF, reported that it is coordinating actions with the U.S. Department of the Treasury, including the Office of Foreign Assets Control (OFAC) and the Financial Crimes Enforcement Network (FinCEN), to identify and disrupt financial structures associated with criminal organizations dedicated to the trafficking of narcotics. These joint efforts aim to block assets, prevent the use of front companies, and strengthen bilateral information-sharing mechanisms to limit the circulation of illicit proceeds in the Mexican and U.S. financial systems.

Insurance Companies, Mutual Funds and Auxiliary Credit Institutions

As of October 31, 2025, the Comisión Nacional del Sistema de Ahorro para el Retiro (National Retirement Savings System Commission, or CONSAR) reported that total net assets managed within the Sistema de Ahorro para el Retiro (Retirement Savings System, or SAR) reached Ps. 8.17 trillion, representing more than 20.0% of Mexico’s GDP. These resources are invested under a diversified regime, allowing the Sociedades de Inversión Especializada en Fondos para el Retiro (Specialized Investment Companies in Retirement Funds, or SIEFORES) to maximize workers’ savings based on the maturity profile of each fund. As of October 31, 2025, 51.9% of net assets managed within the SAR was invested in Mexican government bonds.

On October 31, 2025, the Comisión Nacional de Seguros y Fianzas (National Insurance and Surety Commission, or CNSF) reported that, as of September 30, 2025, the insurance and surety market was comprised of 113 institutions, and that in the third quarter of 2025, direct premiums in the insurance sector increased from Ps. 704.1 billion to Ps. 787.1 billion, representing a 7.7% real increase compared to the same period in 2024. The insurance and surety sector recorded 5.1% real growth in profits, increasing from Ps. 62.2 billion in the third quarter of 2024 to Ps. 65.3 billion in the third quarter of 2025.

Securities Markets

On January 2, 2026, the Índice de Precios y Cotizaciones (Stock Market Index, or IPC), which is calculated based on a group of the thirty-five most actively traded shares, stood at 64,141.36 points, representing a 29.5% increase from the level at December 31, 2024.

FOREIGN TRADE AND BALANCE OF PAYMENTS

Foreign Trade

On September 23, 2025, an agreement was published in the Official Gazette establishing the Reglas de Procedimiento del artículo 10.12 (Revisión ante un Panel Binacional) del Tratado entre los Estados Unidos Mexicanos, los Estados Unidos de América y Canadá (Rules of Procedure of Article 10.12 (Review before a Binational Panel) of the United States-Mexico-Canada Agreement (USMCA), which govern binational panel reviews in connection with Chapter 10 of the USMCA on trade remedies.

On December 15, 2025, the Government, through the Ministry of Economy, announced that the Paquete Arancelario (Tariff Package), which came into effect on January 1, 2026, and is intended to protect 350,000 jobs in the automotive, steel, footwear, textile and apparel industries in the states of Aguascalientes, Baja California, Chihuahua, Coahuila, State of Mexico, Guanajuato, Jalisco, Nuevo León, Puebla, and Querétaro, without harming any trade partner or affecting trade relations with countries with which Mexico does not have a trade agreement in place.

Foreign Trade Performance

The following table provides information about the value of Mexico’s merchandise exports and imports (excluding tourism) for the periods indicated.

Table No. 11 – Exports and Imports

	First nine months
	2024(1)		2025(1)
	(in millions of U.S. dollars, except average price of the Mexican crude oil mix )
Merchandise exports (f.o.b.)
Oil and oil products	U.S.$	21,402.5	U.S.$	16,357.3
Crude oil		16,185.6		11,646.9
Other		5,216.9		4,710.4
Non-oil products		434,357.7		465,284.7
Agricultural		17,813.6		16,272.4
Mining		7,703.4		9,537.3
Manufactured goods(2)		408,840.7		439,475.0

Total merchandise exports		455,760.2		481,642.0

Merchandise imports (f.o.b.)
Consumer goods		74,534.7		70,215.0
Intermediate goods(2)		354,900.0		372,582.5
Capital goods		45,797.4		41,772.0

Total merchandise imports		475,232.1		484,569.5

Trade balance	U.S.$	(19,471.9)	U.S.$	(2,927.5)

Average price of Mexican oil mix(3)	U.S.$	72.1	U.S.$	62.6

Note: Numbers may not total due to rounding.

(1)	Preliminary figures.
(2)	Includes the in-bond industry.
(3)	In U.S. dollars per barrel.

Source: Banco de México/PEMEX.

Foreign Trade Relations and Agreements

On August 28, 2025, the Ministry of Foreign Affairs announced that Mexico and Brazil had signed agreements on trade, health, agriculture, and energy to strengthen bilateral cooperation and expand opportunities for joint development.

On November 28, 2025, representatives of Mexico and Canada attended the first meeting of the Asociación Estratégica Integral México-Canadá (Mexico-Canada Integral Strategic Association, or AEIMC), with the aim of strengthening bilateral cooperation in priority sectors that contribute to joint development and well-being of both countries.

Balance of Payments and International Reserves

The following table sets forth Mexico’s balance of payments for the periods indicated:

Table No. 12 – Balance of Payments

	First nine months
	2024(1)		2025(1)
	(in millions of U.S. dollars)
Current account(2)	U.S.$	(27,525.5)	U.S.$	(11,782.2)
Credits		568,480.7		593,921.2
Merchandise exports (f.o.b.)		456,262.2		482,234.2
Non-factor services		46,182.3		48,732.8
Transport		7,665.1		5,965.1
Tourism		24,266.8		25,778.4
Insurance and pensions		4,243.3		3,684.2
Financial services		663.7		736.6
Others		9,343.4		12,568.4
Primary income		16,927.9		16,500.3
Secondary income		49,108.3		46,453.9
Debits		596,006.2		605,703.4
Merchandise imports (f.o.b.)		475,763.6		485,133.9
Non-factor services		53,358.3		54,937.4
Transport		18,795.4		18,996.5
Tourism		7,947.9		9,649.5
Insurance and pensions		7,560.0		7,520.4
Financial services		2,309.3		1,426.9
Others		16,745.8		17,344.0
Primary income		65,800.5		64,708.0
Secondary income		1,083.8		924.2
Capital account		(55.3)		(24.7)
Credit		266.8		169.8
Debit		322.1		194.5
Financial account		(25,963.4)		(2,110.3)
Direct investment		(32,363.2)		(33,820.9)
Portfolio investment		1,319.3		2,408.2
Financial derivatives		2,610.2		2,798.8
Other investment		(8,998.1)		8,644.7
Reserve assets		11,468.3		17,858.9
International reserves		17,453.7		27,520.1
Valuation adjustment		5,985.4		9,661.2
Errors and omissions		1,617.4		9,696.5

Note: Numbers may not total due to rounding.

(1)	Preliminary figures.
(2)

Current account figures are calculated according to a methodology developed to conform to new international standards under which merchandise exports and merchandise imports include the in-bound industry.

Source: Banco de México.

In the third quarter of 2025, Mexico’s current account registered a surplus of U.S.$2.32 billion, or 0.5% of GDP, compared to a deficit of U.S.$2.04 billion, or 0.5% of GDP, in the third quarter of 2024. The increase in the current account balance was mainly due to an increase in the balance of non-oil goods and, to a lesser extent, a decrease in the primary income deficit. This was partially offset by a reduction in the secondary income surplus and increases in the deficits in services and oil goods.

International Reserves and Assets

The following table sets forth Banco de México’s international reserves and net international assets at the end of each period indicated.

Table No. 13 – International Reserves and Net International Assets(1)

	End-of-Period International Reserves(2)(3)	End-of-Period Net International Assets
	(in billions of U.S dollars)
2022	199.1	201.1
2023	212.8	214.3
2024	228.8	231.8
2025:
January	230.8	240.7
February	234.3	245.5
March	237.0	246.5
April	239.1	245.8
May	240.0	246.2
June	241.5	248.9
July	242.3	251.2
August	244.4	248.9
September	246.8	267.2
October	248.9	257.0
November	250.2	255.7

(1)

“Net international assets” are defined as: (a) gross international reserves, plus (b) assets with maturities greater than six months derived from credit agreements with central banks, less (x) liabilities outstanding to the International Monetary Fund (IMF) and (y) liabilities with maturities of less than six months derived from credit agreements with central banks.

(2)	Includes gold, Special Drawing Rights (international reserve assets created by the IMF) and foreign exchange holdings.
(3)	“International reserves” are equivalent to: (a) gross international reserves, minus (b) international liabilities of Banco de México with maturities of less than six months.
(4)	Preliminary figures.

Source: Banco de México.

Foreign Investment in Mexico

On November 19, 2025, the Ministry of Economy reported that, in the first three quarters of 2025, Foreign Direct Investment in Mexico reached a historic high of U.S.$40.9 billion, a 14.5% increase compared to U.S.$35.7 billion in the same period in 2024.

PUBLIC FINANCE

General

At the end of the third quarter of 2025, public finances remained consistent with the fiscal goals outlined in the 2025 Economic Package, reflecting an annual reduction in the budget deficit.

Fiscal policy

In September 2025, the Ministry of Finance and Public Credit published the Criterios Generales de Política Económica (General Criteria for Economic Policy) for 2026, on the basis of the Paquete Económico 2026 (2026 Economic Package) which sets forth a fiscal policy that aims to, among other objectives, (i) preserve macroeconomic stability, (ii) achieve the gradual normalization of the budget deficit and a sustainable level of public debt, and (iii) guarantee public investment in welfare programs, health sector policies, the strengthening of education and social housing and other priority programs, in accordance with the Estrategia Nacional de Industrialización y Prosperidad Compartida “Plan México” (the National Strategy for Industrialization and Shared Prosperity, or Plan Mexico).

The Budget

On November 7 and November 21, 2025, the Ley de Ingresos de la Federación para el Ejercicio Fiscal 2026 (Federal Revenue Law, or the 2026 Revenue Law) and the Presupuesto de Egresos de la Federación para el Ejercicio Fiscal de 2026 (Federal Expenditure Budget for 2026, or the 2026 Expenditure Budget) were published in the Official Gazette, respectively.

Selected estimated budget expenditures and preliminary results are set forth in the table below.

Table No. 14 – Selected Budgetary Expenditures; 2025 Expenditure Budget

(In Billions of Pesos)

	Actual
	2024(1)		First nine months of 2024(1)		First nine months of 2025(1)		2025 Budget(2)
Health	Ps.	65.6	Ps.	48.6	Ps.	42.6	Ps.	66.7
Education		449.1		344.2		383.4		450.9
Housing and community development		15.1		14.0		15.8		38.0
Government debt service		1,042.5		773.1		846.4		1,149.6
CFE and PEMEX debt service		107.9		139.9		176.8		186.4
PEMEX debt service		73.1		111.6		143.5		147.9
CFE debt service		34.7		28.3		33.4		38.5

(1)	Preliminary figures.
(2)

2025 Budget figures represent budgetary estimates for the full year, based on the economic assumptions contained in the General Economic Policy Guidelines and in the Economic Program for 2025. These figures do not reflect actual results for the year or updated estimates of Mexico’s 2025 economic results.

Source: Ministry of Finance and Public Credit.

The table below sets forth the budgetary results for the periods indicated. It also sets forth certain assumptions and targets from Mexico’s 2025 and 2026 Budgets.

Table No. 15 – Budgetary Results; 2025 and 2026 Budget Assumptions and Targets

	Actual
	2024(1)	First nine months of 2024(1)	First nine months of 2025(1)	2025 Budget(2)	2026 Budget(2)
Real GDP growth (%)(3)	1.4%	1.7%	0.1%	0.5—1.5%	1.8-2.8%
Increase in the national consumer price index (%)(4)	4.2%	4.6%	3.8%	3.8%	3.0%
Average export price of Mexican oil mix (U.S.$/barrel)(5)	70.24	72.06	62.58	62.0	54.9
Average exchange rate (Ps./$1.00)	18.3	17.7	19.5	19.6	19.3
Average rate on 28-day Cetes (%)	10.7%	10.9%	8.5%	8.4%	6.6%
Public sector balance as % of GDP(6)	(5.0)%	(3.0)%	(2.2)%	(3.6)%	(3.6)%
Primary balance as % of GDP(6)	(1.5)%	(0.6)%	0.5%	0.2%	0.5%
Current account balance as % of GDP	(0.9)%	(2.0)%	(0.9)%	(0.3)%	(0.6)%

(1)	Preliminary figures.
(2)

2025 and 2026 Budget figures represent budgetary estimates for the full year, based on the economic assumptions contained in the General Economic Policy Guidelines and in the Economic Program for 2025 and 2026, respectively. These figures do not reflect actual results for the year or updated estimates of Mexico’s 2025 and 2026 economic results.

(3)	Figures represent year-over-year change for the first nine months of 2024 and first nine months of 2025.
(4)	Figures represent the 12-month percentage change in the consumer price index for the last month in the period indicated.
(5)

The Government entered into hedging agreements to mitigate the effects of a change in oil prices with respect to the level that was assumed in the 2025 Revenue Law. Therefore, the approved expenditures level should not be affected if the weighted average price of crude oil exported by PEMEX for the year falls below the price assumed in the 2025 Budget.

(6)

Includes the effect of expenditures related to the issuance of bonds pursuant to reforms to the Ley del Instituto de Seguridad y Servicios Sociales de los Trabajadores del Estado (Law of the Institute for Social Security and Social Services of Government Workers, or ISSSTE Law) and the recognition as public sector debt of certain long-term infrastructure-related projects (PIDIREGAS) obligations, as discussed under “Public Finance—Revenues and Expenditures—General” in the 2024 Form 18-K.

Source: Ministry of Finance and Public Credit.

Revenues and Expenditures

General

On November 27, 2025, the Instituto Nacional de Estadística y Geografía (National Institute of Statistics and Geography, or INEGI) published the Estadística de Finanzas Públicas Estatales y Municipales 2024 (State and Municipal Public Finance Statistics, or EFIPEM), which consolidates information on revenue, expenditure, public debt and federal transfers by state and municipality based on data reported by local treasuries. The EFIPEM allows for the monitoring of state and municipal budget execution and multi-year fiscal planning, and provides key inputs for performance evaluation and the aligning of public spending with the objectives of the Plan Nacional de Desarrollo 2025-2030 (National Development Plan 2025–2030) and Mexico’s international sustainable development commitments.

The following table presents the composition of public sector budgetary revenues for the first nine months of 2024 and 2025 in billions of pesos. It also sets forth certain assumptions and targets from Mexico’s 2025 Budget.

Table No. 16 – Public Sector Budgetary Revenues

(In Billions of Pesos)(1)

	Actual
	First nine months of 2024(2)	First nine months of 2025(2)	2025 Budget(3)
Budgetary revenues	5,624.4	6,247.7	8,055.6
Federal Government	4,070.9	4,615.3	5,952.0
Taxes	3,696.2	4,107.3	5,297.8
Income tax(4)	2,036.3	2,243.2	2,859.7
Value-added tax	1,038.8	1,149.4	1,463.3
Excise taxes	449.9	495.8	713.8
Import duties	98.0	125.8	151.8
Tax on the exploration and exploitation of hydrocarbons	5.1	5.0	7.1
Export duties	0.0	0.0	0.0
Other	68.0	88.1	102.0
Non-tax revenue	373.4	508.0	654.2
Fees and tolls(5)	112.6	126.3	151.2
Transfers from the Mexican Petroleum Fund for Stabilization and Development	106.0	185.2	279.8
Fines and surcharges	154.8	196.4	223.2
Other	0.0	0.0	0.0
Public enterprises and agencies	1,553.6	1,632.4	2,103.7
PEMEX(6)	667.3	737.5	860.9
Others(7)	886.3	894.9	1,242.8

Note: Numbers may not total due to rounding.

(1)	Nominal pesos.
(2)	Preliminary figures.
(3)

2025 Budget figures represent budgetary estimates for the full year, based on the economic assumptions contained in the General Economic Policy Guidelines and in the Economic Program for 2025. These figures do not reflect actual results for the year or updated estimates of Mexico’s 2025 economic results.

(4)	Includes tax and oil Impuesto Sobre la Renta (Income Tax).
(5)	Includes oil and non-tax duties.
(6)	Includes oil revenues, which are classified as non-tax revenues for information consistency purposes.
(7)	Includes CFE, IMSS and ISSSTE.

Source: Ministry of Finance and Public Credit.

Revenues

Taxation and Tax Revenues

On October 31, 2025, the Organization for Economic Cooperation and Development (OECD) recognized Mexico and its tax authority, the Servicio de Administración Tributaria (Tax Administration Service), for providing tax certainty for high-income taxpayers.

Pursuant to the 2026 Revenue Law, the rates in cases of unpaid tax assessments are modified, starting in 2026, to reflect (i) increasing the rate on outstanding balances from 0.98% to 1.38% per month, and (ii) when payment by installments is authorized, increasing the rate from 1.26% to 1.42% per month, from 1.53% to 1.63% per month and from 1.82% to 1.97% per month for installment plans of up to 12 months, installments plans of between 12 and 24 months and installments plans of over 12 months or deferred payment plans, respectively.

Expenditures

Health and Labor, Education and Other Social Welfare Expenditures

On November 10, 2025, the Programa Institucional 2025-2030 del Instituto Nacional de Salud Pública (Institutional Program 2025-2030 of the National Institute of Public Health) was published in the Official Gazette, with the aim of improving public health in Mexico through scientific research and development, and by implementing a healthcare approach based on equity, social justice and collective well-being.

On November 25, 2025, the Consejo Nacional de Inclusión Financiera (National Council for Financial Inclusion, or CONAIF) presented the Política Nacional de Inclusión Financiera 2025-2030 (National Financial Inclusion Policy 2025-2030), which aims to promote the financial inclusion of individuals and businesses in Mexico.

On December 2, 2025, President Sheinbaum announced the launch of 500 Farmacias del Bienestar (Well-being Pharmacies), which aim to benefit elderly populations and those with disabilities by improving access to medication, with plans to implement them throughout Mexico by March 2026.

On December 5, 2025, the Programa Institucional de Financiera Para el Bienestar 2025-2030 (Institutional Program of Finance Entity for Well-Being) 2025-2030) was published in the Official Gazette, outlining the five-year program of the decentralized agency tasked, with serving the interests of vulnerable populations in the financial system, including by providing reliable and timely financial services and products.

Government Agencies and Enterprises

On December 10, 2025, the Ministry of Economy published the Calendario de Presupuesto Autorizado a la Secretaría de Economía y Entidades Paraestatales Apoyadas para el Ejercicio Fiscal 2026 (Authorized Budget Calendar for the Ministry of Economy and Supported Parastatal Entities for Fiscal Year 2026) in the Official Gazette.

PUBLIC DEBT

Historical Balance of Public Sector Borrowing Requirements

The following table sets forth the Historical Balance of Public Sector Borrowing Requirements as a percentage of GDP at each of the dates indicated:

Table No. 17 – Historical Balance of Public Sector Borrowing Requirements

(Percentage of GDP)(1)

	At September 30, 2024(2)	At September 30, 2025(2)
Historical Balance of Public Sector Borrowing Requirements	49.3%	49.9%

(1)

The calculation of Historical Balance of Public Sector Borrowing Requirements is discussed in footnote 1 to Table No. 67 in “Public Debt—Historical Balance of Public Sector Borrowing Requirements” in the 2024 Form 18-K.

(2)	Preliminary figures.

For an explanation of Mexico’s public debt classification, including an explanation of the Historical Balance of Public Sector Borrowing Requirements, please see “Public Debt—Public Debt Classification” in the 2024 Form 18-K.

Internal Debt

On October 2, 2025, the Ministry of Finance and Public Credit carried a refinancing transaction in the local market in the amount of Ps. 137.0 billion consisting of CETES, M Bonos, and Udibonos, of which Ps. 34.2 billion, Ps. 66.4 billion, and Ps. 36.4 billion had maturity dates in 2025, 2026, and 2027 onward, respectively. The refinancing transaction involved the issuance of longer-term instruments with maturities between 2027 to 2054.

On October 31, 2025, the Ministry of Finance and Public Credit carried out a refinancing transaction in the local market in the amount of Ps. 165.0 billion consisting of CETES, M Bonos, and Udibonos, of which Ps. 27.0 billion, Ps. 49.1 billion, and Ps. 88.9 billion had maturity dates in 2025, 2026, and 2027 onward, respectively. The refinancing transaction involved the issuance of longer-dated instruments with maturities between 2027 to 2054.

On December 5, 2025, the Ministry of Finance and Public Credit carried out sustainability-linked bond offerings in the local market in the amount of Ps. 26,200 million consisting of an issuance of BONDES G with two, four and six year maturities and an issuance of a Bono S with a 10 year maturity, each under the SDG Sovereign Bond Framework.

Internal Public Sector Debt

The following table summarizes the gross and net internal debt of the public sector at each of the dates indicated:

Table No. 18 – Gross and Net Internal Debt of the Public Sector

	At September 30, 2024(1)		At September 30, 2025(1)
	(in billions of pesos)
Gross Debt	Ps.	13,330.7	Ps.	14,909.6
By Term
Long-term		12,532.0		14,302.9
Short-term		798.7		606.6
By User
Federal Government		12,595.0		14,171.6
State-Owned Public Companies (PEMEX and CFE)		326.6		301.7
Development Banks		409.1		436.2
Financial Assets		760.6		1,103.5
Total Net Debt	Ps.	12,570.1	Ps.	13,806.1
Gross Internal Debt/GDP		40.3%		42.7%
Net Internal Debt/GDP(2)		38.0%		39.6%

(1)	Preliminary figures.
(2)	The calculation of net internal debt is discussed in footnote 2 to Table No. 68 in “Public Debt—Internal Debt—Internal Public Sector Debt” in the 2024 Form 18-K.

Internal Government Debt

As of January 2, 2026, there was no debt of any state or municipality guaranteed by the Government outstanding.

The following table summarizes the gross and net internal debt of the Government at each of the dates indicated.

Table No. 19 – Gross and Net Internal Debt of the Government(1)

	At September 30, 2024		At September 30, 2025(2)
	(in billions of pesos, except percentages)
Government Securities	Ps.12,108.8	96.1%	Ps.13,699.2	96.7%
Cetes	1,764.2	14.0	2,034.5	14.4
Floating Rate Bonds(5)	2,190.5	17.4	2,216.0	15.6
Inflation-Linked Bonds	3,583.8	28.5	4,209.1	29.7
Fixed Rate Bonds	4,560.3	36.2	5,264.3	37.1
STRIPS of Udibonos	9.9	0.1	10.2	0.1
Other(3)	486.2	3.9	472.5	3.3

Total Gross Debt	Ps.12,595.0	100.0%	Ps.14,171.6	100.0%

Net Debt
Financial Assets(4)	437.2		500.9

Total Net Debt	Ps.12,157.8		Ps.13,670.7

Gross Internal Debt/GDP	38.0%		40.6%
Net Internal Debt/GDP	36.7%		39.2%

Note: Numbers may not total due to rounding.

(1)

Internal debt figures do not include securities sold by Banco de México in open-market operations to manage liquidity levels pursuant to Regulación Monetaria. This is because such sales do not increase the Government’s overall level of internal debt. Banco de México must reimburse the Government for any allocated debt that Banco de México sells into the secondary market and that is presented to the Government for payment. If Banco de México undertakes extensive sales of allocated debt in the secondary market, however, this can result in an elevated level of outstanding internal debt as compared to the Government’s figure for net internal debt.

(2)	Preliminary figures.
(3)	Includes Ps. 98.8 billion at September 30, 2024 and Ps. 88.0 billion at September 30, 2025 in liabilities associated with social security under the ISSSTE Law.
(4)	Includes the net balance (denominated in pesos) of the General Account of the Tesorería de la Federación (Treasury of the Federation) in Banco de México.
(5)

Figures correspond to BONDES D floating rate bonds, which are linked to the one-day tasa de interés interbancaria de equilibrio (equilibrium interbank interest rate, or TIIE), whereas BONDES F and BONDES G are floating-rate bonds linked to the one-day tasa de interés interbancaria de equilibrio de fondeo (funding equilibrium interbank interest rate, or TIIEF).

Source: Ministry of Finance and Public Credit.

External Debt

On September 8, 2025, Standard & Poor’s affirmed Mexico’s long-term foreign-currency debt rating of BBB, maintaining a stable outlook.

On October 28, 2025, HR Ratings affirmed Mexico’s long-term foreign-currency debt rating of BBB+, changing the outlook from negative to stable.

On October 30, 2025, Kroll Bond Rating Agency affirmed Mexico’s long-term foreign-currency debt rating of BBB, maintaining a stable outlook.

External Public Sector Debt

According to preliminary figures, as of September 30, 2025, outstanding gross external public sector debt totaled U.S.$256.4 billion, an approximate U.S.$35.3 billion increase from the U.S.$221.0 billion outstanding on December 31, 2024. Of this amount, U.S.$254.2 billion represented long-term debt and U.S.$2.2 billion represented short-term debt. Net external indebtedness increased by U.S.$25.3 billion during the first nine months of 2025.

The following tables set forth a summary of Mexico’s external public sector debt, including a breakdown of such debt by type, a breakdown of such debt by currency and net external public sector debt at the dates indicated.

Table No. 20 – Summary of External Public Sector Debt by Type(1)(2)

	At September 30, 2024(3)		At September 30, 2025(3)
	(in millions of U.S. dollars)
Long-Term Direct Debt of the Government	U.S.$	128,907.8	U.S.$	153,002.7
Long-Term Debt of Budget Controlled Agencies		83,991.7		95,804.1
Other Long-Term Public Debt(4)		5,081.3		5,352.0

Total Long-Term Debt	U.S.$	217,980.8	U.S.$	254,158.8

Total Short-Term Debt		6,767.7		2,196.1

Total Long- and Short-Term Debt	U.S.$	224,748.5	U.S.$	256,354.9

Table No. 21 – Summary of External Public Sector Debt by Currency(1)

	At September 30, 2024 (3)			At September 30, 2025 (3)
	(in millions of U.S. dollars, except for percentages)
U.S. Dollars	U.S.$	168,884.1	75.1%	U.S.$	190,191.4	74.2%
Japanese Yen		7,123.6	3.2		7,078.9	2.8
Swiss Francs		3,077.4	1.4		4,371.3	1.7
Pounds Sterling		1,944.6	0.9		1,952.1	0.8
Euros		30,375.7	13.5		36,911.9	14.4
Others		13,343.5	5.9		15,849.3	6.2

Total	U.S.$	224,748.9	100.0%	U.S.$	256,354.9	100.0%

Table No. 22 – Net External Debt of the Public Sector(1)

	At September 30, 2024 (3)		At September 30, 2025 (3)
	(in millions of U.S. dollars, except for percentages)
Total Net Debt	U.S.$	219,817.5	U.S.$	243,645.2
Gross External Debt/GDP		13.0%		13.0%
Net External Debt/GDP		12.7%		12.4%

Note: Numbers may not total due to rounding.

(1)	Preliminary figures.
(2)

External debt denominated in foreign currencies other than U.S. dollars has been translated into dollars at exchange rates as of each of the dates indicated. External public debt does not include (a) repurchase obligations of Banco de México with the IMF (none of which was outstanding as of September 30, 2025) or (b) loans from the Commodity Credit Corporation to public sector Mexican banks. External debt is presented herein on a “gross” basis and includes external obligations of the public sector at their full outstanding face or principal amount. For certain informational and statistical purposes, Mexico sometimes reports its external public sector debt on a “net” basis, which is calculated as the gross debt net of certain financial assets held abroad. These financial assets include Mexican public sector external debt that is held by public sector entities but that has not been cancelled.

(3)	Adjusted to reflect the effect of currency swaps.
(4)	Includes debt of development banks and other administratively-controlled agencies whose finances are consolidated with those of the Government.

Source: Ministry of Finance and Public Credit.

External Government Debt

The following tables set forth a summary of Mexico’s external Government debt, including the gross external Government debt, net external Government debt and net Government debt at the dates indicated.

Table No. 23 – Gross External Debt of the Government by Currency

	At September 30, 2024			At September 30, 2025(2)
	(in millions of U.S. dollars, except for percentages)
U.S. Dollars	U.S.$	82,687.5	64.1%	U.S.$	95,634.8	62.5%
Japanese Yen		6,305.8	4.9		6,286.8	4.1
Swiss Francs		3,077.4	2.4		4,371.3	2.9
Pounds Sterling		1,341.1	1.0		1,346.3	0.9
Euros		22,976.7	17.8		30,286.3	19.8
Others		12,519.4	9.7		15,077.2	9.9

Total	U.S.$	128,907.9	100.0	U.S.$	153,002.7	100.0

Table No. 24 – Net External Debt of the Government

	At September 30, 2024			At September 30, 2025(2)
	(in millions of U.S. dollars, except for percentages)
Total Net Debt	U.S.$	125,755.2		U.S.$	150,368.7
Gross External Debt/GDP		7.5	%(2)		7.8%
Net External Debt/GDP		7.3	%(2)		7.7%

Table No. 25 – Net Debt of the Government

	At September 30, 2024	At September 30, 2025(2)
Internal Debt	83.1%	83.2%
External Debt(1)	16.9%	16.8%

Note: Numbers may not total due to rounding.

(1)	The calculation of external debt is discussed in footnote 3 to Table No. 77 in “Public Debt—External Public Debt—External Public Sector Debt” in the 2024 Form 18-K.
(2)	Preliminary figures.

Source: Ministry of Finance and Public Credit.

External Securities Offerings and Liability Management Transactions

On September 19, 2025, Mexico issued €2,500,000,000 of its 3.500% Global Notes due 2029, €1,500,000,000 of its 4.500% Global Notes due 2034 and €1,250,000,000 of its 5.125% Global Notes due 2038.

On September 22, 2025, Mexico issued $1,500,000,000 of its 4.750% Global Notes due 2031, $4,000,000,000 of its 5.375% Global Notes due 2033 and $2,500,000,000 of its 5.625% Global Notes due 2035.

On January 9, 2026, Mexico issued $3,000,000,000 of its 5.625% Global Notes due 2034, $4,000,000,000 of its 6.125% Global Notes due 2038, and $2,000,000,000 of its 6.750% Global Notes due 2056.

IMF Credit Lines

On November 13, 2025, the IMF Executive Board renewed the Flexible Credit Line Arrangement with Mexico for two more years, maintaining it as a precautionary instrument to support external resilience.

PLAN OF DISTRIBUTION

The underwriters severally have agreed to purchase, and Mexico has agreed to sell to them, the principal amount of each series of notes listed opposite their names below. The terms agreement, dated as of January    , 2026, between Mexico and the underwriters provides the terms and conditions that govern this purchase.

Underwriters	Principal Amount of the 2031 notes	Principal Amount of the 2036 notes	Principal Amount of the 2040 notes
Banco Bilbao Vizcaya Argentaria, S.A.	€	€	€
Banco Santander, S.A.	€	€	€
BNP PARIBAS	€	€	€
Citigroup Global Markets Limited	€	€	€
Crédit Agricole Corporate and Investment Bank	€	€	€
Société Générale	€	€	€

Total	€	€	€

Banco Bilbao Vizcaya Argentaria, S.A., Banco Santander, S.A., BNP PARIBAS, Crédit Agricole Corporate and Investment Bank, Citigroup Global Markets Limited and Société Générale are acting as joint bookrunners in connection with the offering of the notes.

The underwriters plan to offer the notes to the public at the respective public offering price set forth for the 2031 notes, the 2036 notes and the 2040 notes on the cover page of this prospectus supplement. After the initial offering of the notes, the underwriters may vary the offering price and other selling terms. The underwriters may offer and sell the notes through certain of their respective affiliates. Some of the notes will be offered and sold in transactions that are exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Regulation S thereunder, and this prospectus supplement may be used in connection with such offers and sales.

The underwriters are purchasing and offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of the validity of the notes by counsel and other conditions contained in the terms agreement, such as the receipt by the underwriters of certificates of officials and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders, in whole or in part.

Certain of the underwriters are not registered with the U.S. Securities and Exchange Commission as a U.S. registered broker-dealer. To the extent that any such underwriter intends to effect sales in the United States or to U.S. persons, they will do so only through one or more U.S. registered broker-dealers or otherwise as permitted by applicable U.S. laws and regulations.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with Mexico or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of Mexico or its affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In order to facilitate the offering of the notes, the underwriters and their affiliates may engage in transactions that stabilize, maintain or affect the price of the notes. In particular, the underwriters or their affiliates may:

•	over-allot in connection with the offering (i.e., apportion to dealers more of the notes than the underwriters have), creating a short position in the notes for their own accounts;

•	bid for and purchase notes in the open market to cover over-allotments or to stabilize the price of the notes; or

•	if the underwriters or their affiliates repurchase previously distributed notes, reclaim selling concessions which they gave to dealers when they sold the notes.

Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters or their affiliates are not required to engage in these activities, but, if they do, they may discontinue them at any time.

Any stabilization action may begin on or after the date on which adequate public disclosure of the final terms of the offer of the notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes. Any stabilization action or over-allotment must be conducted by the underwriters, or any person acting on behalf of the underwriters, in accordance with all applicable laws and rules. This supplements the stabilization provision in the corresponding prospectus dated August 29, 2025 issued by Mexico.

It is expected that delivery of the notes will be made against payment therefor on the    business day following the date hereof (such settlement cycle being referred to herein as “T+  ”). Trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to one business day before delivery will be required, by virtue of the fact that the notes initially will settle in T+ , to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to one business day before delivery should consult their own advisors.

The net proceeds to Mexico from the sale of the notes will be approximately €    , after the deduction of the underwriting discount and Mexico’s share of the expenses in connection with the sale of the notes, which are estimated to be approximately €    .

The underwriters have agreed to pay for certain expenses of Mexico in connection with the offering of the notes.

Mexico has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in respect of any of those liabilities.

Selling Restrictions

The notes are being offered for sale in jurisdictions where it is legal to make such offers. The notes will not be sold or offered in any place without compliance with the applicable laws and regulations of that place. There will not be any distribution or publication of any document or information relating to the notes in any place without compliance with the applicable laws and regulations of that place. If you receive this prospectus supplement and the corresponding prospectus, then you must comply with the applicable laws and regulations of the place where you (a) purchase, offer, sell or deliver the notes or (b) possess, distribute or publish any offering material relating to the notes. Your compliance with these laws and regulations will be at your own expense.

In particular, there are restrictions on the distribution of this prospectus supplement and the corresponding prospectus and the offer or sale of notes in Austria, Belgium, Brazil, Canada, Chile, Colombia, the European Economic Area, France, Germany, Hong Kong, Italy, Japan, Luxembourg, Mexico, Netherlands, Peru, Singapore, Spain, Switzerland, the United Kingdom and Uruguay. See below and “Plan of Distribution” in the prospectus for further details on the restrictions on the offer and sale of the notes.

The terms relating to non-U.S. offerings that appear under “Plan of Distribution” in the prospectus do not apply to the offer and sale of the notes under the registration statement.

Austria

This document (the prospectus supplement and prospectus) is not an approved securities prospectus pursuant to Regulation (EU) 2017/1129 (“Prospectus Regulation”) and the information contained herein does not constitute a public offer to grant or a solicitation of an offer to purchase the notes. No prospectus pursuant to the Prospectus Regulation has been or will be provided or approved in the Republic of Austria and no prospectus pursuant to the Prospectus Regulation has been or will be passported into the Republic of Austria as the notes are only offered in the Republic of Austria in reliance on an exemption from the prospectus publication requirement under the Prospectus Regulation.

This document does not constitute a public offering (öffentliches Angebot) to investors in the Republic of Austria and must not be used in conjunction with a public offering pursuant to the Austrian Capital Market Act (Kapitalmarktgesetz) in the Republic of Austria. No prospectus pursuant to the Austrian Capital Market Act (Kapitalmarktgesetz) has been or will be approved (gebilligt) by or notified (notifiziert) to the Austrian Financial Market Authority (Finanzmarktaufsicht) and no such prospectus has been or will be published in Austria in any way which would constitute a public offering under Austrian law (whether presently or in the future), nor has been or will such prospectus be deposited with the filing office (Meldestelle) of Oesterreichische Kontrollbank AG.

This document is being made available in the Republic of Austria for the sole purpose of providing information about the securities described herein solely to individually qualified investors in Austria. This document is being made available on the condition that it is solely for the use of the recipient as a potential and individually qualified investor and may not be passed on to any other person or reproduced in whole or in part.

Consequently, the notes are not authorized for public offering under the Austrian Capital Markets Act (Kapitalmarktgesetz) and no public offers or public sales or invitation to make such an offer may be made. No advertisements may be published and no marketing materials may be made available or distributed in the Republic of Austria in respect of the securities. A public offering of the securities in the Republic of Austria without the prior publication of a prospectus in accordance with the Austrian Capital Market Act would constitute a criminal offense under Austrian law.

Belgium

In Belgium, this offer is not directly or indirectly, being made to, or for the account of, any person other than to qualified investors (gekwalificeerde beleggers/investisseurs qualifiés) within the meaning of Article 2, e) of Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC. (Règlement (UE) 2017/1129 du 14 juin 2017 du Parlement européen et du Conseil concernant le prospectus à publier en cas d’offre au public de valeurs mobilières ou en vue de l’admission de valeurs mobilières à la négociation sur un marché réglementé, et abrogeant la directive 2003/71/CE/Verordening (EU) 2017/1129 van het Europees Parlement en de Raad van 14 juni 2017 betreffende het prospectus dat moet worden gepubliceerd wanneer effecten aan het publiek worden aangeboden of tot de handel op een gereglementeerde markt worden toegelaten en tot intrekking van Richtlijn 2003/71/EG) (“The Regulation”), as amended or replaced from time to time, and that do not qualify as consumers (consumenten/consommateurs) within the meaning of Article I.1, 2° of the Belgian Code of Economic Law of February 28, 2013 (Qualified Belgian Investors). As a result, and further to Article 1, 4, a of The Regulation this offer does not constitute a public offer pursuant to Article 3, 1 of The Regulation, as amended or replaced from time to time. Consequently, the offer has not been and will not be notified to, and the prospectus supplement and the corresponding prospectus and any other offering material relating to the offer has not been, and will not be, submitted to nor approved by the Belgian Financial Services and Markets Authority (Autoriteit voor Financiële Diensten en Markten/Autorité des Services et Marchés Financiers) pursuant to the Belgian laws and regulations applicable to the public offering of securities. The offer as well as any other materials relating to the offer may not be advertised, and this prospectus supplement and the corresponding prospectus or any other information circular, brochure or similar document may not be distributed, directly or indirectly, to any person in Belgium other than Qualified Belgian Investors, acting on their own account, and may not be used in connection with any offering in Belgium except as may otherwise be permitted by law.

Brazil

The offer and sale of the notes have not been and will not be registered with the Brazilian Securities Commission (comissão de valores mobiliários, or “CVM”) and, therefore, will not be carried out by any means that would constitute a public offering in Brazil under CVM Resolution No 160, dated 13 July 2022, as amended (“CVM Resolution 160”) or unauthorized distribution under Brazilian laws and regulations. The notes will be authorized for trading on organized non-Brazilian securities markets and may only be offered to Brazilian professional investors (as defined by applicable CVM regulation), who may only acquire the notes through a non-Brazilian account, with settlement outside Brazil in non-Brazilian currency. The trading of these securities on regulated securities markets in Brazil is prohibited.

Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the corresponding prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.4 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Chile

Notice to Chilean Investors

The offer of the notes in Chile is made solely on a private placement basis, pursuant to CMF General Rule (Norma de Carácter General) No. 336, as amended by the Financial Market Commission of Chile (Comisión para el Mercado Financiero, or “CMF”) General Rule No. 452 (“Rule 336”), and only to persons in Chile that qualify as “Qualified Investors” (Inversionistas Calificados) under CMF General Rule No. 216, including, as applicable, “Institutional Investors” under CMF General Rule No. 410.

Pursuant to Rule 336, the following information is made available to prospective investors in Chile:

(1)	Date of commencement of the offer: January , 2026;

(2)

the notes are not registered in the Securities Registry (Registro de Valores) or in the Foreign Securities Registry (Registro de Valores Extranjeros) kept by the CMF, and therefore are not subject to the supervision of the CMF;

(3)	since the notes are not registered in Chile, the issuer has no obligation to provide public information in Chile regarding the notes; and

(4)	the notes may not be publicly offered in Chile unless they are registered with the relevant CMF registries.

The notes may not be offered, sold, resold, transferred or delivered, directly or indirectly, in Chile or to any person resident or domiciled in Chile, except in transactions that qualify as a private offering under Rule 336. No public marketing, advertising or general solicitation may be conducted in or from Chile and offering materials may not be publicly distributed or made available in Chile (including through unrestricted electronic means). Investors in Chile will be required to represent their status as Qualified Investors and acknowledge these restrictions.

Colombia

The notes may not be offered, sold or negotiated in Colombia, except in compliance with Part 4 of Decree 2555 of 2010. The notes have not and will not be registered in the National Registry of Issuers and Securities (Registro Nacional de Valores y Valores) managed by the Colombian Superintendence of Finance, therefore, this document does not constitute and may not be used for, or in connection with, a public offering as defined under Colombian law.

Prohibition of Sales to EEA Retail Investors

Each underwriter has represented and agreed with Mexico, severally and not jointly, that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes which are the subject of the offering contemplated by this prospectus supplement and the corresponding prospectus in relation thereto to any retail investor in the EEA. For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following:

(a)	a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(b)	a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

France

The notes may not be offered or sold or caused to be offered or sold, directly or indirectly, to the public in France and neither this prospectus supplement and the related prospectus, which have not been submitted to the clearance procedure of the French Autorité des Marchés Financiers (“AMF”), nor to a competent authority of another member state of the European Economic Area (a “Member State”) that would have notified its approval to the AMF in accordance with the passport procedure provided under the Prospectus Regulation as implemented in France and in the relevant Member State, nor any other offering material or information contained therein relating to the notes may be released, issued or distributed or caused to be released, issued or distributed, directly or indirectly, to the public in France, or used in connection with any offer for subscription, exchange or sale of the notes to the public in France.

Any such offers, sales and distributions may be made in France only to (i) qualified investors (investisseurs qualifiés) as defined in article 2 point (e) of the Prospectus Regulation, and/or to (ii) a limited circle of investors (cercle restreint) acting for their own account, as defined in Articles L.411-2(1) and D.411-4 of the French Code monétaire et financier, in accordance with, Articles L. 411-1 and L. 411-2 of the French Code monétaire et financier.

Germany

This document does not constitute a prospectus compliant with the Prospectus Regulation and does therefore not allow any public offering in the Federal Republic of Germany (“Germany”). No prospectus (Prospekt) within the meaning of the Prospectus Regulation and the German Securities Prospectus Act (Wertpapierprospektgesetz) or any other applicable laws in Germany has been or will be published in Germany, nor has this document been filed with, approved by or notified to the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) for publication in Germany.

This document is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

This prospectus supplement and the corresponding prospectus are strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

Hong Kong

The notes may not be offered or sold in Hong Kong, by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Winding Up and Miscellaneous Provisions Ordinance (Cap. 32) of Hong Kong (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of C(WUMP)O, and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.

The contents of this prospectus supplement and the corresponding prospectus have not been reviewed by any regulatory authority in Hong Kong. Each intermediary or purchaser of the notes is advised to exercise caution in relation to any offer of the notes and, if in any doubt about any of the contents of this prospectus supplement and the corresponding prospectus, should obtain independent professional advice.

The notes are not the equivalent to time deposits and are not protected deposits under the Deposit Protection Scheme in Hong Kong.

Italy

The offering of the notes has not been registered pursuant to Italian securities legislation and, accordingly, no notes may be offered, sold or delivered, nor may copies of the prospectus supplement and the corresponding prospectus nor any other document relating to any notes be distributed in the Republic of Italy, except, in accordance with all Italian securities, tax and exchange control and other applicable laws and regulations.

The offering of the notes is being carried out in the Republic of Italy as an exempted offer pursuant to article 1, paragraph 4, letter c), of Regulation (EU) 2017/1129.

The notes may not be offered, sold or delivered nor any copies of the prospectus, the prospectus supplement and/or any other document relating to the notes may be distributed in the Republic of Italy except in circumstances which are exempted from the rules on public offerings, as provided under Regulation (EU) 2017/1129, the Legislative Decree No. 58 of 24 February 1998 (the “Consolidated Financial Act”) and the Commissione Nazionale per le Società e la Borsa (“CONSOB”) Regulation No. 11971 of 14 May 1999 (the “Issuer Regulation”).

Any offer, sale or delivery of the notes or distribution of copies of the prospectus, the prospectus supplement or any other document relating to the notes in the Republic of Italy must be made in compliance with the selling restrictions set out above and be:

(a)

made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with the Consolidated Financial Act, Regulation No. 20307, Legislative Decree No. 385 of 1 September 1993 (the “Banking Act”) (in each case, as amended) and any other applicable laws or regulation;

(b)	in compliance with Article 129 of the Banking Act, and the implementing guidelines of the Bank of Italy, as amended from time to time; and

(c)	in compliance with any other applicable laws and regulations or requirement imposed by CONSOB or the Bank of Italy or other competent authority.

Each intermediary must comply with the applicable laws and regulations concerning information duties vis-à-vis its clients in connection with the notes or the relevant offering.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “Financial Instruments and Exchange Act”) and each underwriter and agent will represent and agree that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (as defined under Item 5, Paragraph 1, Article 6 of the Foreign Exchange and Foreign Trade Act of Japan (Act No. 228 of 1949, as amended)), or to others for re offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Luxembourg

The notes may not be offered to the public in Luxembourg, except in the following circumstances:

a.

in the period beginning on the date of publication of a prospectus in relation to those notes which have been approved by the Commission de surveillance du secteur financier (CSSF) in Luxembourg or, where appropriate, approved in another relevant European Union Member State and notified to ESMA and the CSSF, all in accordance with the Prospectus Regulation and ending on the date which is 12 months after the date of such publication (hereafter a “Public offer”);

b.

at any time to qualified investors, which, pursuant to the Prospectus Regulation, means persons or entities that are listed in points (1) to (4) of Section I of Annex II to Directive 2014/65/EU, and persons or entities who are, on request, treated as professional clients in accordance with Section II of that Annex, or recognised as eligible counterparties in accordance with Article 30 of Directive 2014/65/EU unless they have entered into an agreement to be treated as non-professional clients in accordance with the fourth paragraph of Section I of that Annex. For the purposes of applying the first sentence of this point, investment firms and credit institutions shall, upon request from the issuer, communicate the classification of their clients to the issuer subject to compliance with the relevant laws on data protection;

c.	an offer of securities addressed to fewer than 150 natural or legal persons per Member State, other than qualified investors; and/or

d.	at any time in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 1 (4) of the Prospectus Regulation.

The applicability of the selling restrictions provided by Luxembourg law will depend on whether the invitation is to be treated as a public offer or whether it can be made under one of the exemptions of Article 1 (4) of the Prospectus Regulation (a “private placement”).

For the purposes of this provision, the expression an offer of notes to the public in relation to any notes in Luxembourg means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase the notes, as defined in the Prospectus Regulation or any variation thereof or amendment thereto.

Mexico

The notes have not been and will not be registered with the Mexican National Securities Registry (Registro Nacional de Valores) maintained by the CNBV, and therefore may not be offered or sold publicly in Mexico. The notes may be offered or sold to investors in Mexico that qualify as institutional and accredited investors in Mexico, pursuant to the private placement exemption set forth under Article 8 of the Mexican Securities Market Law (Ley del Mercado de Valores) and regulations thereunder. As required under the Mexican Securities Market Law, Mexico will give notice to the CNBV of the offering of the notes under the terms set forth herein. Such notice will be submitted to the CNBV to comply with the Mexican Securities Market Law, and for informational and statistical purposes only. The delivery to, and receipt by, the CNBV of such notice does not certify the solvency, liquidity or credit quality of Mexico, the investment quality of the notes, or that the information contained in this prospectus supplement and the corresponding prospectus is accurate or complete, or validates any legal action that is void under applicable law. Mexico has prepared this prospectus supplement and the corresponding prospectus and is solely responsible for its content, and the CNBV has not reviewed or authorized such content.

Netherlands

The notes may not be offered or sold, directly or indirectly, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

Peru

The notes and the information contained in this prospectus supplement and the corresponding prospectus have not been and will not be registered with or approved by the SMV, SBS, as defined under Peruvian law, or the Lima Stock Exchange. Accordingly, the notes cannot be offered or sold in Peru, except if such offering is a private offering under the securities laws and regulations of Peru. The Peruvian Securities Market Law establishes that any offering may qualify as a private offering if it is directed exclusively to institutional investors.

Singapore

This prospectus supplement and the corresponding prospectus have not been, and will not be, registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the corresponding prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018 of Singapore.

Any reference to the SFA is a reference to the Securities and Futures Act 2001 of Singapore and a reference to any term as defined in the SFA or any provision in the SFA is a reference to that term or provision as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.

Notification under Section 309B of the Securities and Futures Act 2001 of Singapore: The notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and “Excluded Investment Products” (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Spain

The notes may not be offered, sold or distributed, nor may any subsequent resale of the notes be carried out in Spain except in circumstances which do not require the registration of a prospectus in Spain or without complying with all legal and regulatory requirements under the (i) Spanish Securities Markets Act, Law 6/2023 on the Securities Markets and Investment Services, dated March 17 (Ley 6/2023, de 17 de marzo, de los Mercados de Valores y de los Servicios de Inversión), the (ii) EU Prospectus Regulation, and (iii) supplemental rules enacted thereunder.

The notes may only be offered in Spain by entities authorized under the Spanish Securities Markets Act and Royal Decree 813/2023, of November 8, on the legal regime applicable to investment services companies and other entities that provide investment services (Real Decreto 813/2023, de 8 de noviembre, sobre el régimen jurídico de las empresas de servicios de inversión y de las demás entidades que prestan servicios de inversión) to provide investment services in Spain and in accordance with the provisions thereunder.

Offers of notes in Spain shall only be directed specifically at, or made to, professional clients and eligible counterparties, as defined in articles 194 and 196 of the Spanish Securities Market Act, respectively.

None of the notes, this offering or this prospectus supplement and its contents have been approved or registered with the Spanish Securities Commission (Comisión Nacional del Mercado de Valores).

Switzerland

The offer of the notes is made in Switzerland on the basis of a private placement, not as a public offering. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”), and will not be admitted to any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this document nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to the FinSA, and neither this prospectus supplement, the corresponding prospectus nor any other offering or marketing material relating to the offer of the notes may be publicly distributed or otherwise made publicly available in Switzerland.

United Kingdom

Each underwriter has, severally and not jointly, represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes which are the subject of the offering contemplated by this prospectus supplement and the corresponding prospectus in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the UK.

Prohibition of Sales to UK Retail Investors

Each underwriter has represented and agreed with Mexico, severally and not jointly, that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes which are the subject of the offering contemplated by this prospectus supplement and the corresponding prospectus in relation thereto to any retail investor in the UK. For the purposes of this provision, the expression “retail investor” means a person who is not a professional client, as defined in point (8) of Article 2(1) of UK MiFIR.

Uruguay

The sale of any series of notes issued hereby qualifies as a private placement pursuant to section 2 of Uruguayan law 18.627. Mexico represents and agrees that it has not offered or sold, and will not offer or sell, any notes to the public in Uruguay, except in circumstances that do not constitute a public offering or distribution under Uruguayan laws and regulations. The sale of any series of notes hereunder is not and will not be registered with the Central Bank of Uruguay to be publicly offered in Uruguay.

UNITED MEXICAN STATES

Secretaría de Hacienda y Crédito Público

Insurgentes Sur 1971

Torre III, Piso 7

Colonia Guadalupe Inn

Ciudad de México, México, 01020

TRUSTEE, REGISTRAR, TRANSFER AGENT,

AUTHENTICATING AGENT, PRINCIPAL PAYING AGENT

AND EXCHANGE RATE AGENT

Deutsche Bank Trust Company Americas

1 Columbus Circle, Floor 4S

New York, New York 10019

LUXEMBOURG LISTING AGENT

Banque Internationale à Luxembourg S.A.

69 route d’Esch

L - 2953 Luxembourg

Grand Duchy of Luxembourg

LEGAL ADVISORS TO MEXICO

As to United States Law Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006	As to Mexican Law Deputy Federal Fiscal Attorney for Financial Affairs Ministry of Finance and Public Credit Insurgentes Sur 795 Piso 12 Colonia Nápoles Ciudad de México, México, 03810

LEGAL ADVISORS TO THE UNDERWRITERS

As to United States Law Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004	As to Mexican Law Ritch, Mueller y Nicolau, S.C. Av. Pedregal No. 24 Piso 10 Col. Molino del Rey Ciudad de México, México, 11040